UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FRANCESCA’S HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Francesca’s Holdings Corporation
8760 Clay Road
Houston, Texas 77080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 5, 2014
10:00 a.m., Central Time

To the Stockholders of Francesca’s Holding Corporation:

Notice is hereby given that the 2014 annual meeting of stockholders (the “Annual Meeting”) of Francesca’s Holding Corporation (the “Company”) will be held at 8760 Clay Road, Houston, Texas 77080 on Thursday, June 5, 2014 at 10:00 a.m., Central Time, for the following purposes:

(1)	To elect to the Board of Directors of the Company the three (3) nominees named in the attached Proxy Statement to serve until the Company’s 2017 annual meeting of stockholders and until their successors are duly elected and qualified;
(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2015; and
(3)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record of the Company’s common stock as of the close of business on April 7, 2014 are entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof.

You are cordially invited to attend the Annual Meeting in person. Your vote is important to us. Whether or not you expect to attend the Annual Meeting, please date, sign and mail the enclosed proxy card or voting instruction form or submit your proxy using the internet or telephone as soon as possible. Please review the instructions you received regarding each of these voting options. If you attend the Annual Meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors,

Kal Malik Secretary
Houston, Texas April 18, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2014.
The Proxy Statement and the 2013 Annual Report to Stockholders are available at
http://materials.proxyvote.com/351793

i

FRANCESCA’S HOLDINGS CORPORATION
8760 Clay Road
Houston, Texas 77080

PROXY STATEMENT
FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

We encourage you to vote by internet or telephone, or complete, sign and return your proxy card or voting instruction form prior to the Annual Meeting even if you plan to attend. After you vote, you may confirm that your shares were voted in accordance with your instructions. Immediately following the below “Company Overview” is a question and answer section that provides information about how to vote your shares and how to confirm your vote.

This Proxy Statement and our 2013 Annual Report to Stockholders (the “2013 Annual Report”) are first being mailed to the Company’s stockholders and will be made available on the internet at http://investors.francescas.com or at http://materials.proxyvote.com/351793 on or about April 18, 2014.

COMPANY OVERVIEW

Francesca’s Holdings Corporation (the “Company,” “we,” or “us”) is a holding company and all of our business operations are conducted through our subsidiaries.

francesca’s® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. As of April 18, 2014, francesca’s® operated 501 boutiques in 46 states and also serves its customers through www.francescas.com, its direct-to-consumer website.

GENERAL INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials?
A:	As permitted by the Securities and Exchange Commission (the “SEC”), the Company has elected to furnish to most of its stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”), instead of printed copies of this Proxy Statement, Notice of Annual Meeting of Stockholders and our 2013 Annual Report (the “proxy materials”). These proxy materials are first being made available to our stockholders on or about April 18, 2014. The Notice contains instructions on how stockholders can access and review the proxy materials via the internet and how to vote their shares. The Notice also contains instructions on how to receive, free of charge, paper copies of the proxy materials for our Annual Meeting or for all future meetings. Stockholders who did not receive a Notice will receive printed copies of the proxy materials and a proxy card by mail.

We believe the delivery options that we have chosen will allow us to provide our stockholders with the proxy materials they need, while minimizing the cost of the delivery of the materials and the environmental impact of printing and mailing printed copies.

Q:	What items will be voted on at the Annual Meeting?
A:	The items of business scheduled to be voted on at the Annual Meeting are:
•	The election to the Board of Directors of the three (3) nominees named in this Proxy Statement to serve as Class III Directors until the 2017 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal No. 1); and
•	The ratification of the appointment of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2015 (Proposal No. 2).

We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See “— How will voting on any other business be conducted?” below. Pursuant to our Amended and Restated Bylaws (“Bylaws”), the chairman of the Annual Meeting will have the power and duty to determine whether any business proposed to be transacted at the Annual Meeting has been properly brought before the meeting. If the chairman of the Annual Meeting determines that any proposed business is not properly brought before the Annual Meeting, he or she will so declare and such business shall be disregarded and not transacted.

Q:	How does the Board of Directors recommend I vote on these items?
A:	The Board of Directors recommends that you vote your shares:
•	FOR the election to the Board of Directors of each of the following nominees: Mr. Greg Brenneman, Mr. Neill Davis and Ms. Laurie Ann Goldman (Proposal No. 1); and
•	FOR the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2015 (Proposal No. 2).
Q:	Who is entitled to vote at the Annual Meeting?
A:	Stockholders of record of our common stock as of the close of business on April 7, 2014, the record date, are entitled to vote at the Annual Meeting. If you held shares of our common stock at that time in “street name” through a bank, broker, or other nominee, you must obtain a legal proxy, executed in your favor, from your bank, broker or other nominee. A legal proxy is a bank’s, broker’s or nominee’s authorization for you to vote the shares it holds in its name on your behalf. To obtain a legal proxy, please contact your bank, broker or other nominee.
Q:	What is the difference between a stockholder of record and a stockholder who holds stock in street name?
A:	Stockholders of Record. If your shares are registered in your name with our transfer agent, Registrar and Transfer Company, you are a stockholder of record with respect to those shares and the Notice or printed copies of the proxy materials were sent directly to you by Broadridge Financial Solutions.

Street Name Holders.  If you hold your shares through a bank, broker or other nominee, then you are the beneficial owner of those shares, which are held in “street name” rather than directly in your own name. If you hold shares in street name, the Notice or printed copies of the proxy materials were forwarded to you by your bank, broker or other nominee, who is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account. If you requested printed copies of the proxy materials by mail, you will receive a voting instruction form from your bank, broker or other nominee.

Q:	How many shares are eligible to vote at the Annual Meeting?
A:	As of the close of business on the record date, April 7, 2014, there were 42,213,701 shares of the Company’s common stock outstanding and eligible to vote at the Annual Meeting. There is no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote at the Annual Meeting.
Q:	Who can attend the Annual Meeting?
A:	Subject to space availability, all holders of our common stock as of April 7, 2014, or their duly appointed proxies, may attend the meeting. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.
Q:	How do I vote my shares?
A:	The process for voting your shares of common stock depends on how your shares are held. If you are a stockholder of record, you may vote your shares through any of the following.

You may vote via the Internet.  You can vote by proxy over the internet by following the instructions provided in the Notice or on the separate proxy card if you received a printed set of the proxy materials.

You may vote via the telephone.  You can submit your vote by proxy over the telephone by following the instructions provided in the Notice or on the separate proxy card if you received a printed set of the proxy materials.

You may vote by mail.  If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope.

You may vote in person at the meeting.  All stockholders of record may vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting to ensure that your vote will be counted if you later are unable to attend.

If you are a street name holder, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your bank, broker or other nominee. A legal proxy is a bank’s, broker’s or nominee’s authorization for you to vote the shares it holds in its name on your behalf. To obtain a legal proxy, please contact your bank, broker or other nominee for further information.

Q:	When is the deadline for submitting my proxy?
A:	If you are a stockholder of record, your proxy must be received by telephone or the internet by 11:59 p.m. Eastern Time on June 4, 2014 in order for your shares to be voted at the Annual Meeting. If you received printed copies of the proxy materials by mail, you may mark, sign, date and return the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by the Company before the Annual Meeting in order for your shares to be voted at the Annual

Meeting. If you hold your shares in street name, please provide your voting instructions by the deadline specified by the bank, broker or other nominee who holds your shares.
Q:	Once I have submitted my proxy, is it possible for me to change or revoke my proxy?
A:	Yes. You have the power to change or revoke your proxy at any time before the Annual Meeting. If you are a stockholder of record, you may do so in the following ways:
•	Delivering to our Corporate Secretary, before the Annual Meeting, a written notice of revocation or a subsequently dated proxy card;
•	Voting electronically via the internet or by telephone on a subsequent date prior to 11:59 p.m. Eastern Time on June 4, 2014; or
•	Attending the Annual Meeting and voting in person; however, attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker or nominee holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker or nominee. Alternatively, if you have obtained a legal proxy from the bank, broker or nominee giving you the right to vote the shares at the Annual Meeting, you may change your vote by attending the Annual Meeting and voting in person.

Q:	What constitutes a quorum?
A:	The representation, in person or by proxy, of holders of a majority of the total shares of our common stock issued and outstanding on April 7, 2014 constitutes a quorum at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum exists for the Annual Meeting. See “— How will votes be counted at the Annual Meeting?”
Q:	What is required to approve each proposal at the Annual Meeting?
A:	Election of Directors (Proposal No. 1). The Bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, once a quorum has been established, the three nominees receiving the highest number of affirmative votes of the shares entitled to be voted for directors will be elected as Class III directors to serve until the 2017 annual meeting of stockholders and until their successors are duly elected and qualified. Votes withheld shall have no legal effect. Stockholders are not permitted to cumulate their shares for the purpose of electing directors.

Appointment of Independent Registered Public Accounting Firm (Proposal No. 2).  Once a quorum has been established, pursuant to the Bylaws, approval of the ratification of the appointment of E&Y as our independent registered public accounting firm for the fiscal year ending January 31, 2015 requires the affirmative vote of a majority of all of the votes cast on this item at the meeting. Notwithstanding this vote standard required by the Bylaws, Proposal No. 2 is advisory only and is not binding on the Company.

Q:	What happens if I withhold or abstain?
A:	In the election of directors (Proposal No. 1), you may vote FOR or WITHHOLD with respect to each of the director nominees. For the proposal to ratify the appointment of E&Y as our independent registered public accounting firm for the fiscal year ending January 31, 2015 (Proposal No. 2), you may vote FOR, AGAINST or ABSTAIN.

With respect to Proposal No. 1, abstentions will not be counted as a vote cast on the election of any of the director nominees and therefore will not be counted in determining the outcome of any of the directors’ election. With respect to Proposal No. 2, abstentions have the same effect as votes AGAINST the matter.

Q:	How will my shares be voted if I do not give specific voting instructions?
A:	If you are a stockholder of record and you submit your proxy on the internet, by telephone or by mailing a proxy card and do not indicate how you want to vote your shares on one or more of the proposals, then the proxy holders, Neill Davis and Kal Malik, will vote your shares as recommended by the Board of Directors on those items. See “— How does the Board of Directors recommend I vote on these items?” above.

If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the beneficial holder. Proposal No. 2 is considered routine under applicable rules, while Proposal No. 1 is considered non-routine. Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal No. 2, but will not be permitted to vote your shares on Proposal No. 1 at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” for purposes of Proposal No. 1 at the Annual Meeting. Broker non-votes will not be counted as a vote cast for Proposal No. 1 and therefore will not be counted in determining the outcome of such proposal.

Q:	How will voting on any other business be conducted?
A:	Although the Board of Directors does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder’s properly submitted proxy gives authority to the proxy holders to vote on those matters in their discretion.
Q:	Who will bear the costs of the solicitation of proxies?
A:	The cost of preparing the proxy materials, including this Proxy Statement and the Notice, the cost of making such materials available on the internet and the cost of soliciting proxies will be paid by the Company. In addition to solicitation by mail, certain officers, regular employees and directors of the Company, without receiving any additional compensation, may solicit proxies personally or by telephone. The Company will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so.
Q:	Where can I find the voting results of the Annual Meeting?
A:	We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of April 7, 2014 (unless another date is indicated) for the following: (i) each of the Company’s directors and each executive officer of the Company identified as a “named executive officer” in this Proxy Statement, (ii) all persons who are directors and executive officers of the Company as a group and (iii) any person who is known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock. Except as set forth in the footnotes below, this table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G filed with the SEC.

To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by that stockholder. Unless otherwise indicated, the address for each person named in the table below is c/o Francesca’s Holdings Corporation, 8760 Clay Road, Houston, Texas 77080.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Shares(1)
Directors and Named Executive Officers:
Sei Jin Alt(2)	52,000	*
Theresa Backes(3)	97,700	*
Neill Davis(4)	193,000	*
Kal Malik(5)	156,242	*
Mark Vendetti	8,000	*
Patricia Bender(6)	7,812	*
Greg Brenneman	—	—
Richard Emmett(7)	42,000	*
Richard Kunes(8)	1,880	*
Laurie Ann Goldman(9)	1,520	*
Joseph O’Leary(10)	1,520	*
Marie Toulantis(11)	4,000	*
Richard Zannino	—	—
All persons who are directors and executive officers of the Company as a group (13 persons, each of whom is named above)(12)	565,674	1.3%
5% Stockholders:
T. Rowe Price Associates, Inc.(13) 1345 Avenue of the Americas New York, New York 10105	6,827,594	16.2%
FMR LLC(14) 245 Summer Street Boston, Massachusetts 02210	5,533,848	13.2%
Daruma Capital Management LLC(15) 80 West 40th Street, 9th Floor New York, New York 10018	3,893,821	9.3%
BlackRock, Inc.(16) 40 East 52nd Street New York, New York 10022	3,710,148	8.8%
Wellington Company Management, LLP(17) 280 Congress Street Boston, Massachusetts 02210	2,882,609	6.9%
The Vanguard Group, Inc.(18) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,667,002	6.3%

*	Less than 1.0%
(1)	We have determined beneficial ownership in the table in accordance with SEC rules and regulations. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of our common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of April 7, 2014 to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. Our calculation of the percentage of beneficial ownership is based on 42,213,701 shares of our common stock outstanding as of April 7, 2014.
(2)	Includes 20,000 shares of our common stock issuable pursuant to the exercise of stock options.
(3)	Ms. Backes served as the Company’s President and Chief Operating Officer until January 27, 2014. Beneficial ownership information is based on information contained in the last Form 4 filed by Ms. Backes with the SEC prior to January 27, 2014, adjusted to give effect to subsequent transactions through April 1, 2014 of which we are aware in connection with employment-related equity awards.
(4)	Includes 125,000 shares of our common stock issuable pursuant to the exercise of stock options.
(5)	Includes 45,550 shares of our common stock issuable pursuant to the exercise of stock options.
(6)	Includes 3,906 shares of our common stock issuable pursuant to the exercise of stock options.
(7)	Includes 32,000 shares of our common stock issuable pursuant to the exercise of stock options.
(8)	Includes 1,880 shares of our common stock issuable pursuant to the exercise of stock options.
(9)	Includes 1,520 shares of our common stock issuable pursuant to the exercise of stock options.
(10)	Includes 1,520 shares of our common stock issuable pursuant to the exercise of stock options.
(11)	Includes 2,000 shares of our common stock issuable pursuant to the exercise of stock options.
(12)	Includes 233,376 shares of our common stock issuable pursuant to the exercise of stock options.
(13)	Beneficial ownership information is based on information contained in the Schedule 13G/A filed with the SEC on January 10, 2014 by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. and is as of December 31, 2013. The Schedule 13G/A states that T. Rowe Price Associates, Inc. has sole voting power over 1,211,074 shares and sole dispositive power over all of its 6,827,594 shares. T. Rowe Price New Horizons Fund, Inc. has sole voting power over 4,179,600 shares.
(14)	Beneficial ownership information is based on information contained in the Schedule 13G/A filed with the SEC on January 10, 2014 by FMR LLC and is as of December 31, 2013. These shares are deemed beneficially owned by FMR LLC, Edwards C. Johnson, Fidelity Management Trust Company, Pyramis Global Advisors, LLC, and Pyramis Global Advisors Trust Company. The Schedule 13G/A states that FMR LLC has sole dispositive power over all of its 5,533,348 shares and sole voting power over 1,461,070 shares.
(15)	Beneficial ownership information is based on information contained in the Schedule 13G filed with the SEC on February 14, 2014 by Daruma Capital Management, LLC and is as of December 31, 2013. The Schedule 13G states that Daruma Capital Management, LLC has shared voting power over 1,913,989 shares and shared dispositive power over 3,893,821 of its shares.
(16)	Beneficial ownership information is based on information contained in the Schedule 13G filed with the SEC on January 29, 2014 by BlackRock, Inc. and is as of December 31, 2013. The Schedule 13G states that BlackRock, Inc. has sole voting power over 3,583,946 shares and sole dispositive power over 3,710,148 shares.
(17)	Beneficial ownership information is based on information contained in the Schedule 13G/A filed with the SEC on February 14, 2014 by Wellington Company Management, LLP and is as of December 31, 2013. The Schedule 13G states that Wellington Company Management, LLP has shared voting power over 2,040,669 shares and shared dispositive power over all of its 2,882,609 shares.
(18)	Beneficial ownership information is based on information contained in the Schedule 13G filed with the SEC on February 11, 2014 by The Vanguard Group, Inc. and is as of December 31, 2013. The Schedule 13G states that The Vanguard Group, Inc. has sole voting power over 65,164 share, sole dispositive power over 2,603,938 shares and shared dispositive power over 63,064 shares.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Directors of the Company

Set forth below is a brief biographical description of each of our directors who we expect to continue to serve on our Board of Directors following the Annual Meeting, of which Mr. Brenneman, Mr. Davis and Ms. Goldman have been nominated for election to the Board of Directors as Class III directors at the Annual Meeting. The key experience, qualifications and skills that are important for persons who serve on the Company’s Board of Directors in light of its business and structure include: independence (with respect to independent directors); adherence to ethical standards; the ability to exercise sound business judgment; substantial business or professional experience and the ability to offer our management meaningful advice and guidance based on that experience; ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by our Board of Directors together with any core competencies or technical expertise necessary for our committees. We believe that each director possesses these qualities and has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and to our Board of Directors. The specific experiences, qualifications and skills that led to the conclusion that each of our directors is qualified to serve on the Board of Directors is also included in the biographical description for each director provided below.

Greg Brenneman.  Mr. Brenneman, 52, has served as a member of our Board of Directors since February 2010 and is the Chairman of our Board of Directors. Mr. Brenneman is the Chairman of CCMP Capital Advisors, LLC (“CCMP”) and a member of its investment committee. Prior to joining CCMP in October 2008, Mr. Brenneman served as Chief Executive Officer of Quiznos from January 2007 until September 2008 and as President of Quiznos from January 2007 until November 2007. He also served as Executive Chairman of Quiznos from 2008 to 2009. Mr. Brenneman currently serves on the board of directors of The Home Depot, Inc. and Automatic Data Processing, Inc. Mr. Brenneman’s many years of experience working as a director and a chief executive officer of several private and public companies allows him to provide significant business, leadership and management advice to the Board of Directors.

Patricia Bender.  Ms. Bender, 60, has served as a member of our Board of Directors since October 2011. Ms. Bender has served as Executive Vice President and Director of Leasing at Weingarten Realty Investors since 2005. Ms. Bender has also served in various other managerial positions at Weingarten Realty since 1982. Ms. Bender is a member of the Board of Directors of Uptown Houston and Vice President of National Charity League, Houston Hearts Chapter. Also, Ms. Bender is an adjunct professor in the Jones School at Rice University. Ms. Bender brings commercial real estate expertise and a perspective on successful growth of specialty retail concepts to the Board of Directors.

Neill Davis.  Mr. Davis, 57, has served as a member of our Board of Directors since May 2007 and our Chief Executive Officer since January 2013. He also served as our President from August 2012 to December 2012, and from January 2014 to present. Prior to joining the Company, Mr. Davis held various positions at Men’s Wearhouse, Inc., most recently as Executive Vice President and Chief Financial Officer, a position he held from March 2002 to July 2012. Mr. Davis’s position as our Chief Executive Officer enables him to bring his in-depth knowledge of the Company and its operations and business to the Board of Directors and his experience as a treasurer and a chief financial officer at a large retail apparel company provide valuable insight to the Board of Directors, particularly as it relates to financial matters and the retail apparel industry.

Richard Emmett.  Mr. Emmett, 58, has served as a member of our Board of Directors since November 2009. Mr. Emmett was named as Senior Vice President and Chief Legal and Human Resources Officer of Dunkin’ Brands Group, Inc. (“Dunkin”’) in January 2014. Prior to such appointment, he served as the Senior Vice President and General Counsel of Dunkin’ since 2009. Prior to joining Dunkin’ Mr. Emmett served as Executive Vice President, Chief Legal Officer and Secretary of Quiznos from May 2007 to April 2009. Mr. Emmett also served as a member of the Quiznos leadership team and worked a wide array of issues ranging from the development of the overall business strategy to managing U.S. and international franchise relations. Mr. Emmett has over twenty years of experience serving as in-house legal counsel for various large corporations, allowing him to provide valuable insights and advice to the Board of Directors, particularly as it pertains to legal matters.

Laurie Ann Goldman.  Laurie Ann Goldman, 52, has served as a member of our Board of Directors since April 2013. Ms. Goldman served as Chief Executive Officer of Spanx, Inc. from February 2002 to February 2014. Ms. Goldman currently serves on the Advisory Board of SunTrust Banks, Inc. Ms. Goldman brings significant brand management and multi-channel experience to the Board of Directors.

Richard Kunes.  Mr. Kunes, 61, has served as a member of our Board of Directors since February 2013. Mr. Kunes served as Executive Vice President & Senior Advisor to the Chief Executive Officer at The Estée Lauder Companies, Inc. (“Estée Lauder”) from August 2012 to June 2013. Prior to such time, Mr. Kunes served for twelve years as Executive Vice President and Chief Financial Officer at Estée Lauder, as well as holding several other financial management positions with Estée Lauder, including Corporate Controller. Mr. Kunes brings extensive financial, statistic and operative leadership experience to the Board of Directors.

Joseph O’Leary.  Mr. O’Leary, 55, has served as a member of our Board of Directors since April 2013. Mr. O’Leary served as the President and Chief Operating Officer at PetSmart from May 2013 to April 2014. He previously served as Executive Vice President, Merchandising, Marketing, Supply Chain and Strategic Planning at PetSmart, Inc. from January 2011 through May 2013, and served as Senior Vice President, Merchandising and Supply Chain from October 2008 through January 2011 and as Senior Vice President, Supply Chain from 2006 through September 2008. Before joining PetSmart, Mr. O’Leary served as Chief Operating Officer of Human Touch, LLC from 2005 to 2006. Mr. O’Leary brings extensive supply chain and logistics experience to the Board of Directors.

Marie Toulantis.  Ms. Toulantis, 60, has served as a member of our Board of Directors since July 2012. Ms. Toulantis served as Interim Vice President of University Relations of Pace University from November 2011 to August 2012. Prior to joining Pace University in November 2011, Ms. Toulantis was Chief Executive Officer of Barnes & Noble.com from February 2002 to August 2008, and Chief Financial Officer from April 1999 to February 2002. Ms. Toulantis currently serves on the Board of Trustees of Pace University. Ms. Toulantis brings significant e-commerce, marketing and finance experience and perspective to our Board of Directors.

Richard Zannino.  Mr. Zannino, 55, has served as a member of our Board of Directors since February 2010. Mr. Zannino is a Managing Director at CCMP and a member of its investment committee. Prior to joining CCMP in 2009, Mr. Zannino was Chief Executive Officer and a member of the board of directors of Dow Jones & Company. He joined Dow Jones as Executive Vice President and Chief Financial Officer in February 2001 and was promoted to Chief Operating Officer in July 2002 and then to Chief Executive Officer and Director in February 2006. Mr. Zannino is currently a member of the board of directors of IAC, Estée Lauder and Infogroup and is a trustee of Pace University. Mr. Zannino’s past leadership experience, knowledge of operations, as well as his extensive operating and financial experience in the retail industry, allow him to provide valuable business and leadership advice to the Board of Directors.

Executive Officers of the Company

The following sets forth biographical information regarding our executive officers, other than Mr. Davis, whose biographical information is set forth above.

Kal Malik.  Mr. Malik, 53, has served as our General Counsel since October 2009 and our Chief Administrative Officer since December 2012. Prior to joining the Company, Mr. Malik was an attorney in private practice from August 2007 through September 2009 as a partner (of counsel during 2009) at the law firm of Condon Thornton Harrell Malik LLP.

Sei Jin Alt.  Ms. Alt, 42, has served as our Chief Merchandising Officer since January 2012. From June 2010 to December 2011, Ms. Alt served as the Company’s Vice President of Merchandising. Prior to joining the Company, from 2006 to 2010, Ms. Alt served as Divisional Vice President of Accessories at JC Penney.

Mark Vendetti.  Mr. Vendetti, 52, has served as our Chief Financial Officer since March 2013. Prior to joining the Company, Mr. Vendetti served as Vice President of Finance for Abercrombie and Fitch from October 2009 to January 2013, where his duties included serving as Chief Financial Officer of the Direct-to-Consumer business and managing the business’s financial planning and analysis. Prior to such time, Mr. Vendetti served as Senior Vice President, Corporate Finance for XM Satellite Radio, where he was responsible for finance, planning and analysis, and treasury, from May 2005 to September 2008.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Board Composition

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors currently consists of nine members. Our Bylaws provide that, subject to any rights applicable to any then outstanding preferred stock, our Board of Directors will consist of a number of directors to be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total directors then in office.

Our certificate of incorporation and Bylaws provide for a staggered, or classified, Board of Directors consisting of three classes of directors, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of stockholders as follows:

•	the Class I directors are Mr. O’Leary and Mses. Toulantis and Bender and their terms expire at the annual meeting of stockholders to be held in 2015;
•	the Class II directors are Messrs. Emmett, Kunes and Zannino and their terms expire at the annual meeting of stockholders to be held in 2016; and
•	the Class III directors are Messrs. Brenneman and Davis and Ms. Goldman and their terms expire at the annual meeting of stockholders to be held in 2014.

Upon the expiration of the term of a class of directors, directors for that class will be elected for a three-year term at the annual meeting of stockholders in the year in which the term expires. Each director’s term is subject to the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Subject to any rights applicable to any then outstanding preferred stock, any vacancies on our Board of Directors may be filled only by the affirmative vote of a majority of the directors then in office. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Director Independence

Our Board of Directors has determined that each of Messrs. Brenneman, Emmett, Kunes, O’Leary and Zannino and Mses. Bender, Goldman and Toulantis is independent under the rules of The NASDAQ Stock Market LLC (“NASDAQ”). Mr. Davis is not independent under the rules of NASDAQ as a result of his position as our Chief Executive Officer and President.

Our Board of Directors considered the transaction below, as well as the relationships of each director or any member of his or her immediate family with the Company, in making its affirmative determination that each non-employee director is independent pursuant to the NASDAQ rules and the additional standards established by NASDAQ and the SEC for members of the Audit Committee and the Compensation Committee. In each case, our Board of Directors affirmatively determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not, or would not, interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as a director.

•	Transactions in the ordinary course of business with Spanx, Inc., or its applicable subsidiaries, for which Ms. Goldman serves as an executive officer.

Committees of the Board of Directors

The standing committees of our Board of Directors include: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The composition and responsibilities of each standing committee are described below. Members of these committees will serve until their resignation or until otherwise determined by our Board of Directors. In the future, our Board of Directors may establish other committees, as it deems appropriate, to assist with its responsibilities. Current copies of the charters for each of our standing committees are posted on the Investor Relations section of our website at www.francescas.com.

Our General Counsel regularly attends meetings of the committees of our Board of Directors when they are not in executive session, and to report on matters that are not addressed by other officers. Our Chief Financial Officer regularly attends the meetings of the Audit Committee when they are not in executive session. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

Audit Committee

The Audit Committee currently consists of Mr. Kunes (Chair), Ms. Bender, Mr. Emmett, Ms. Goldman, and Ms. Toulantis. Ms. Toulantis served as Chairperson of the Audit Committee until July 2013 when Mr. Kunes was appointed as the Chairman of the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is “independent” under the applicable rules of and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member of the Audit Committee is “financially literate” under the applicable rules of NASDAQ and has designated Mr. Kunes as an “Audit Committee financial expert” as defined by SEC rules.

The Audit Committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;
•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing and monitoring internal audit activities;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures;
•	preparing the Audit Committee report required by the SEC to be included in our annual proxy statement;
•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and
•	approving related party transactions.

Compensation Committee

The Compensation Committee currently consists of Mr. Emmett (Chair), Mr. Brenneman, Ms. Goldman, Mr. O’Leary and Mr. Zannino. The Board of Directors has determined that each member of the Compensation Committee is “independent” under the applicable rules of NASDAQ. In addition, each member of the Compensation Committee is a “non-employee director” as that term is defined under Rule 16b-3 of the Exchange Act and an “outside director” as that term is defined in Treasury Regulation §1.162-27(3). The Compensation Committee is responsible for, among other things:

•	reviewing and approving compensation of our executive officers, including annual base salary, annual incentive bonuses, specific goals, equity compensation, employment agreements, severance and change-in-control arrangements and any other benefits, compensation or arrangements;
•	reviewing and recommending compensation goals, bonus and stock compensation criteria for our employees;
•	reviewing succession planning for our executive officers;
•	determining the compensation of our directors;
•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and
•	administrating, reviewing and making recommendations with respect to our equity compensation plans.

The Compensation Committee is solely responsible for making the final decisions on compensation for our executive officers. However, the Board of Directors may, to the extent permitted by applicable law, delegate the responsibilities of the Compensation Committee to a subcommittee or another committee of the Board’s denomination. Additionally, the Compensation Committee may delegate authority over certain compensation plans to the Company’s management as it deems appropriate from time to time. The Compensation Committee also considers recommendations of our Chief Executive Officer in determining the compensation (including stock awards) of executive officers other than the Chief Executive Officer. The terms of the compensation for our Chief Executive Officer are recommended by our Compensation Committee and ultimately approved by our Board of Directors. Otherwise, our officers do not have any role in determining the form or amount of compensation paid to our executive officers.

Pursuant to its charter, the Compensation Committee is authorized to retain compensation consultants and any other type of legal or accounting adviser, as it deems necessary, to assist in the evaluation of compensation to our executive officers. As further described under “Executive Compensation — Compensation Discussion and Analysis” below, the Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent compensation consultant, and reviewed with Pearl Meyer a report Pearl Meyer prepared for the Compensation Committee concerning recommendations for our executive compensation program, including recommended base salary, target bonus and equity awards for certain of our executive officers. Pearl Meyer reports only to the Compensation Committee and does not perform services for us, except for executive compensation-related services on behalf of, and as instructed by, the Compensation Committee. All compensation decisions were made solely by our Compensation Committee or Board of Directors. The Compensation Committee has assessed the independence of Pearl Meyer pursuant to NASDAQ and SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Mr. Brenneman (Chair), Ms. Bender, Mr. Kunes, Mr. O’Leary, Ms. Toulantis and Mr. Zannino. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” under the applicable rules of NASDAQ. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board of Directors;
•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors;
•	overseeing the evaluation of our Board of Directors and management; and
•	recommending members for each board committee of our Board of Directors.

Additionally, the Nominating and Corporate Governance Committee has the authority to engage any legal, accounting or other advisors it deems necessary or appropriate to carry out its responsibilities. In fiscal year 2014, the Nominating and Corporate Governance Committee retained Korn Ferry International, an independent executive search firm, to assist the Nominating and Corporate Governance Committee in identifying prospective director candidates. Mr. O’Leary and Ms. Goldman were each identified as potential director candidates by Korn Ferry International.

Meetings and Attendance

During fiscal 2013, there were eleven meetings of the Board of Directors, four meetings of the Audit Committee, four meetings of the Compensation Committee and three meetings of the Nominating and Corporate Governance Committee. Each of our directors, with the exception of Mr. O’Leary who was excused for good reason, attended at least 75% of the aggregate meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during his or her tenure in fiscal 2013. Mr. O’Leary attended more than 75% of all meetings of the Board of Directors at which he was not excused. In addition, the independent directors meet regularly in executive session without the presence of management. Mr. Brenneman, our Non-Executive Chairman, chairs these executive sessions of the independent directors.

Our Board of Directors encourages each director to attend the annual meeting of stockholders. All of our directors attended the 2013 annual meeting of stockholders, except for Messrs. Emmett and Zannino.

Compensation Committee Interlocks and Insider Participation

Mr. Brenneman, Mr. Emmett, Ms. Goldman, Mr. O’Leary and Mr. Zannino each served on the Compensation Committee during all or part of fiscal 2013. None of these directors is or has been a former or current executive officer or employee of the Company or had any relationships requiring disclosure by the Company under Item 404 of Regulation S-K promulgated by the SEC. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a Director of the Company or a member of the Compensation Committee during fiscal 2013.

Board Leadership Structure and Board’s Role in Risk Oversight

Mr. Brenneman, a non-employee, serves as Non-Executive Chairman of our Board of Directors. We support separating the position of Chief Executive Officer and Chairman to allow our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead our Board of Directors in its fundamental role of providing advice to, and oversight of, management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors.

While our Bylaws do not require that our Chairman and Chief Executive Officer positions be separate, our Board of Directors believes that having separate positions and having a non-employee director serve as Chairman is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business and we face a number of risks as outlined in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended February 1, 2014 and filed with the SEC on March 28, 2014. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its Audit Committee, is responsible for overseeing our management and operations, including overseeing its risk assessment and risk management functions. Our Board of Directors has delegated responsibility for reviewing our policies with respect to risk assessment and risk management to our Audit Committee through its charter. Our Board of Directors has determined that this oversight responsibility can be most efficiently performed by our Audit Committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Our Audit Committee regularly reports to our Board of Directors with respect to its oversight of these important areas.

Our Board of Directors believes that the processes it has established to administer the Board of Director’s risk oversight function would be effective under a variety of leadership frameworks and therefore do not have a material effect on the Company’s leadership structure described above.

Compensation Risk Assessment

We believe that our compensation programs do not encourage unnecessary or excessive risk taking that could have a material adverse effect on the Company. In particular, our Compensation Committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. The executive compensation program reflects a balanced approach using both quantitative and qualitative assessments of performance without putting an undue emphasis on a single performance measure. Base salaries are fixed in amount and thus do not encourage risk taking. While annual incentive bonuses focus on achievement of annual goals, executives’ annual bonuses are based on both Company and individual performance criteria as described below and our Compensation Committee retains discretion to reduce bonus amounts otherwise payable based on any factors it deems appropriate. Our Compensation Committee believes that the annual bonus opportunity appropriately balances risk and the desire to focus executives on specific annual goals important to the Company’s success.

A substantial portion of compensation provided to our executive officers is in the form of equity awards that further align executives’ interests with those of our stockholders. As further described under “Executive Compensation — Compensation Discussion and Analysis” below, the majority of the total compensation package opportunity for each of our named executive officers is in the form of stock options that have value only if our stock price appreciates after the date of grant of the award. Our Compensation Committee believes that these equity awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company’s stock price, and, because grants are subject to long-term vesting schedules and our executives are subject to our Stock Ownership Guidelines discussed below, we believe our executives will have significant value tied to long-term stock price performance.

Director Nomination Process

Identifying and Evaluating Director Nominee Candidates

Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee. Stockholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing our Corporate Secretary at 8760 Clay Road, Houston, Texas 77080, who will forward all recommendations to the Nominating and Corporate Governance Committee. Stockholders must submit their recommendations on or before February 5, 2015 for consideration for our next Annual Meeting and provide the following information:

(a)	name of the stockholder, whether an entity or an individual, making the recommendation;
(b)	a written statement disclosing such stockholder’s beneficial ownership of the Company’s shares;
(c)	name of the individual recommended for consideration as a director nominee;
(d)	a written statement from the stockholder making the recommendation stating why such recommended candidate would be able to fulfill the duties of a director;
(e)	a written statement from the stockholder making the recommendation stating how the recommended candidate meets the independence requirements established by NASDAQ or any other exchange upon which the securities of the Company are traded;
(f)	a written statement disclosing the recommended candidate’s beneficial ownership of the Company’s shares;
(g)	a written statement disclosing relationships between the recommended candidate and the Company which may constitute a conflict of interest; and
(h)	any other information as reasonably requested by the Company.

The Nominating and Corporate Governance Committee may consider the following criteria in recommending candidates for election to the Board of Directors:

•	personal and professional integrity, ethics and values;
•	no relationships that, in the opinion of our Board of Directors or Nominating and Corporate Governance Committee, would interfere with, or have the appearance of interfering with, the exercise of his or her independent judgment as a member of our Board of Directors;
•	experience in the Company’s business and the specialty retail industry;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience as a board member of another publicly held company;
•	academic expertise in an area of the Company’s operations;
•	willingness and ability to contribute positively to the decision-making process of the Company;
•	demonstrated ability to exercise sound business judgment;
•	potential to contribute to the diversity of viewpoints, backgrounds, or experiences of the Board of Directors as a whole;
•	age; and
•	diligence and dedication to the success of the Company.

The Nominating and Corporate Governance Committee will evaluate director candidates recommended by stockholders for election to our Board of Directors in the same manner and using the same criteria as used for any other director candidate. The Nominating and Corporate Governance Committee seeks to recommend candidates that further the objective of having a Board of Directors that encompasses a broad range of talents and expertise and reflects a diversity of background, experience and viewpoints. The Nominating and Corporate Governance Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying candidates for the Board of Directors.

Please note that stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Nominating and Corporate Governance Committee as described above) must deliver written notice to our Corporate Secretary in the manner described in Section 1.12 of our Bylaws.

Code of Ethics and Conduct

Our code of ethics and conduct applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of ethics and conduct addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the code of ethics and conduct, employee misconduct, conflicts of interest or other violations. Our code of ethics and conduct is available on the Investor Relations section of our website at www.francescas.com. Any amendments to the code, or any waivers of its requirements with respect to our directors and executive officers, will be disclosed in accordance with applicable law, including by posting such amendment or waiver on our website.

Stockholder Communications with the Board

Stockholders may send written communications to the Board of Directors or to specified individuals on the Board of Directors, c/o Corporate Secretary at 8760 Clay Road, Houston, Texas 77080. All mail received will be opened and communications that relate to matters that are within the scope of the responsibilities of the Board of Directors, other than solicitations, junk mail and frivolous or inappropriate communications, will be forwarded to the Chairman of the Board of Directors or any specified individual director, as applicable. If the correspondence is addressed to the Board of Directors, the Chairman will distribute it to the other members of the Board of Directors if he determines it is appropriate for the full Board of Directors to review.

DIRECTOR COMPENSATION

Director Compensation

In March 2013, the Compensation Committee approved a new compensation program for our non-employee directors, the terms of which became effective as of February 25, 2013 (the “Director Policy”). Under the terms of the Director Policy, annual compensation for our non-employee directors consists of an annual cash retainer, an additional cash retainer for a non-employee director serving as Chair of the Audit Committee, and an annual equity award. In the case of a non-employee director who is initially elected or appointed to our Board of Directors on a date other than the date of an annual meeting of our stockholders, such director will be eligible to receive a prorated cash retainer and an equity award upon his or her initial election or appointment, with the amount and terms thereof to be determined by our Board of Directors or a committee thereof in its discretion. Our Board of Directors reserves the right to modify the Director Policy from time to time.

Annual Cash Retainer

Pursuant to the terms of the Director Policy, each non-employee director will receive an annual cash retainer of $50,000. In addition, a non-employee director who serves as Chair of the Audit Committee will receive an additional annual cash retainer of $10,000. Each such retainer will be paid at the Company’s annual meeting of stockholders each year. Our non-employee directors do not receive any additional fees based on the number of meetings they attend. Prior to the time at which the Director Policy became effective, each of our non-employee directors was entitled to receive an annual cash retainer of $40,000, and our non-employee director serving as Chair of the Audit Committee was entitled to receive an additional cash retainer of $10,000. The annual cash retainers were paid in substantially equal quarterly installments following the Company’s annual meeting of stockholders that occurred in July 2012 (the “Prior Annual Retainer”).

During fiscal year 2013, Messrs. Emmett, Kunes and O’Leary and Mses. Bender, Goldman and Toulantis received a $50,000 annual retainer from us under the Director Policy for their services as members of our Board of Directors following the annual meeting of stockholders held on July 9, 2013. Mr. Kunes also received an additional $10,000 annual retainer in consideration of his service as the Chair of the Audit Committee. In addition, during fiscal year 2013, Mr. Emmett and Ms. Bender each received an additional $20,000 and Ms. Toulantis received an additional $25,000 in respect of their Prior Annual Retainers for services prior to the 2013 annual meeting. Mr. Kunes joined our Board of Directors in February 2013 while Ms. Goldman and Mr. O’Leary each joined our Board of Directors in April 2013, and each of their Prior Annual Retainers described above was accordingly prorated for his or her first year of service.

Equity Awards

In connection with each annual meeting of our stockholders held after the effective date of the Director Policy, the Board of Directors (or a committee thereof) will approve the grant to each non-employee director serving on our Board of Directors immediately following the annual meeting an option to purchase a number of shares of our common stock under the 2011 Equity Incentive Plan (the “2011 Plan”). The number of shares of our common stock subject to each stock option award will be determined by our Board of Directors at the time of grant, provided that each such stock option grant will have a grant date fair value of approximately $100,000 (determined using a Black-Scholes or similar valuation method based on the assumptions generally used by the Company in valuing its stock options for financial reporting purposes) and will have a per-share exercise price equal to the closing price of our common stock on the date of grant. Each such option will vest in substantially equal annual installments on each of the first five anniversaries of the grant date (or, as to any year in which the annual meeting of our stockholders occurs prior to the applicable anniversary of the date of grant, such installment will vest on the date of the annual meeting), subject to the director’s continued service on our Board of Directors through the applicable vesting date.

In August 2013, the Compensation Committee approved an amendment to the equity awards for the non-employee directors to accelerate the vesting of any outstanding and unvested stock options held by a retiring non-employee director if, at the time of such retirement, the director has served on our Board of Directors for five years and has attained the age of 55.

During fiscal year 2013, we granted stock option awards under the 2011 Plan to the following non-employee directors.

•	On February 25, 2013 we granted to Mr. Kunes a stock option award to purchase 9,400 shares of our common stock at a per-share exercise price of $24.81, the closing price of our common stock on the date of grant.
•	On April 17, 2013 we granted to each of Ms. Goldman and Mr. O’Leary a stock option award to purchase 7,600 shares of our common stock at a per-share exercise price of $28.05, the closing price of our common stock on the date of grant.
•	In connection with the annual meeting of our stockholders held on July 9, 2013, we granted to each of Mr. Emmett and Mses. Bender and Toulantis a stock option award under the 2011 Plan to purchase 6,265 shares of our common stock at a per-share exercise price of $27.41, the closing price of our common stock on the date of grant.

Each stock option award described above will vest in substantially equal annual installments on each of the first five anniversaries of the applicable award date, subject to the non-employee director’s continued service through the applicable vesting date. The terms and conditions of the stock option grants are similar to the terms and conditions of the stock options granted to employees generally.

As described in our Director Policy, those members of our Board of Directors who are currently employed by us do not receive additional compensation in connection with their service on our Board of Directors. Accordingly, Mr. Davis, our current President and Chief Executive Officer, did not receive compensation for his service as a member of our Board of Directors during fiscal year 2013. The compensation paid to Mr. Davis is presented in the “Executive Compensation” disclosures beginning on page 20 of this Proxy Statement. Those members of our Board of Directors who are employed by CCMP also do not receive compensation from us in connection with their service on our Board of Directors. Accordingly, Messrs. Brenneman and Zannino, who are currently employees of CCMP, did not receive compensation from us for their service on our Board of Directors during fiscal year 2013.

The following table sets forth information regarding the compensation of our non-employee directors for their service on our Board of Directors for fiscal year 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Richard Emmett	70,000	99,636	—	169,636
Patricia Bender	70,000	99,636	—	169,636
Laurie Ann Goldman(4)	60,274	121,343	—	181,617
Richard Kunes(5)	76,667	133,099	—	209,766
Joe O’Leary(4)	60,274	121,343	—	181,617
Marie Toulantis	75,000	99,636	—	174,636

(1)	The amounts reported in this column with respect to each non-employee director reflects the sum of (1) the portion of the Prior Annual Retainer that was paid to the non-employee director during fiscal year 2013, and (2) the $50,000 annual cash retainer (or, in the case of the Chair of the Audit Committee, $60,000) under the Director Policy that was paid to the non-employee director following the Company’s annual meeting of stockholders in July 2013.
(2)	The amounts reported in this column reflect the fair value on the grant date of the stock option awards granted in fiscal year 2013 computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Compensation — Stock Compensation. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 7 to the audited consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended February 1, 2014, filed with the SEC.

(3)	The aggregate number of outstanding stock options to purchase shares of our common stock held by each non-employee director as of February 1, 2014 was as follows:

Director	Aggregate Number of Outstanding Stock Options as of February 1, 2014
Richard Emmett	46,265
Patricia Bender	21,889
Laurie Ann Goldman	7,600
Richard Kunes	9,400
Joseph O’Leary	7,600
Marie Toulantis	16,265
(4)	Ms. Goldman and Mr. O’Leary were appointed to our Board of Directors effective April 17, 2013.
(5)	Mr. Kunes was appointed to our Board of Directors effective February 25, 2013.

Indemnification Agreements; Reimbursements

We entered into indemnification agreements with all our directors upon completion of our initial public offering (“IPO”) or upon their initial appointment to our Board of Directors, as applicable. See “Certain Relationships and Related Party Transactions — Certain Relationships — Indemnification of Officers and Directors” for more information. All members of our Board of Directors receive reimbursement of reasonable and documented costs and expenses incurred by such directors in connection with attending any meetings of our Board of Directors or any committee thereof.

Non-Employee Director Share Ownership Guidelines

At its May 2013 meeting, the Board of Directors established share ownership guidelines covering our non-employee directors (the “Director Share Ownership Guidelines”). Under the Director Share Ownership Guidelines, each non-employee director is required to hold “qualifying stock” with a value equal to five times the cash-portion of the base annual cash retainer paid to such non-employee director. A non-employee director may not dispose of more than 25% of his or her “qualifying stock” unless the requirement has been met on or before the date of any such disposition and, after giving effect to such disposition, the non-employee director will not fail to continue to meet the guidelines. For these purposes, “qualifying stock” includes (1) shares of our common stock held in a brokerage account for the director’s benefit in trust or through a tax qualified retirement plan, (2) shares of our common stock held by the director’s spouse, (3) restricted shares or restricted stock units with respect to shares of our common stock, and (4) the “in the money” value of vested stock options to purchase our common stock held by the director, determined as of each October 31 and calculated based on the preceding 30-day average per share trading price of our common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

We operate on a fiscal calendar which, in a given fiscal year, consists of a 52- or 53-week period ending on the Saturday closest to January 31st. Any reference herein to “fiscal year 2013” represents the period from February 3, 2013 to February 1, 2014. This Compensation Discussion and Analysis describes the material compensation arrangements we have with our named executive officers for fiscal year 2013 as required under the rules of the SEC. All of these executive officers are referred to in this Compensation Discussion and Analysis as our “named executive officers” and are identified in the following table.

Name	Title
Neill Davis	Chief Executive Officer and President (PEO) (Mr. Davis assumed the additional role of our President effective January 27, 2014.)
Kal Malik	Executive Vice President, Chief Administrative Officer and General Counsel
Sei Jin Alt	Executive Vice President, Chief Merchandising Officer
Mark Vendetti	Senior Vice President, Chief Financial Officer (PFO) (Mr. Vendetti was appointed as our PFO effective March 4, 2013.)
Cynthia Thomassee	Former Interim Chief Financial Officer (PFO), Vice President of Accounting and Controller (Ms. Thomassee served as our Interim PFO from May 13, 2012 until March 3, 2013 and continues to serve as our Vice President of Accounting and Controller.)
Theresa Backes	Former President and Chief Operating Officer (Ms. Backes served as our President and Chief Operating Officer until her employment with us terminated effective January 27, 2014.)

Executive Compensation Philosophy and Objectives

The Compensation Committee conducts an annual review of our executive compensation program to help ensure that:

•	the program is designed to align the interests of our named executive officers with our stockholders’ interests by rewarding performance that is tied to creating stockholder value; and
•	the program provides a total compensation package for each of our named executive officers that we believe is competitive.

We seek to accomplish these objectives by providing a total compensation package which includes three main components: base salary, annual performance-based cash awards and long-term equity-based awards. We also provide our named executive officers with certain additional executive benefits and perquisites.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and motivates performance. Base salaries, severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These elements of our executive compensation program are not dependent on performance (although base salary amounts and benefits determined by reference to base salary may change from year to year depending on performance, among other things). We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their continued service. Some of the elements, such as base salaries, are paid out on a short-term or current basis. Other elements, such as benefits provided upon certain terminations of employment and the equity awards that are subject to multi-year vesting schedules, are paid out on a long-term basis. We believe this mix of short- and long-term elements allows us to achieve our goals of attracting, retaining and motivating our top executives.

We believe that by providing a significant portion of our named executive officers’ total compensation package in the form of equity-based awards, through stock option grants that vest over a period of three to five years, we are able to create an incentive to build stockholder value over the long-term and closely align the interests of our named executive officers to those of our stockholders by incentivizing our named executive officers to produce stockholder value. During fiscal year 2013, we granted to Mr. Vendetti an award of stock options in connection with his appointment as our Chief Financial Officer, which is subject to a three-year vesting period commencing with his permanent relocation to Houston, Texas. This will provide a long-term incentive for Mr. Vendetti to continue to grow the Company. Following this grant, all of our named executive officers currently hold outstanding equity-based awards with multi-year vesting periods. None of the outstanding unvested stock options provide for automatic accelerated vesting in connection with a change in control of the Company. This is in line with our compensation objective of aligning our executive officers’ interests with the long-term interests of our stockholders. For additional information regarding stock option awards granted to our named executive officers during fiscal year 2013, see “— Current Executive Compensation Program Elements — Equity-Based Awards”, below.

Our annual performance-based cash awards, while a less significant portion (relative to our equity-based awards) of our total compensation package, are also contingent upon the achievement of financial performance metrics. The amount of compensation ultimately received for these awards vary with our annual financial performance, thereby providing additional incentives to achieve short-term or annual goals that we believe will maximize stockholder value over the long-term.

Compensation Determination Process

Role of the Compensation Committee and our Executive Officers

Our executive compensation programs are determined and approved by our Compensation Committee. During fiscal year 2013, the Compensation Committee was responsible for the oversight, implementation and administration of all of our executive compensation plans and programs. None of the named executive officers are members of the Compensation Committee or otherwise had any role in determining the compensation of the other named executive officers, although the Compensation Committee considers the recommendations of our Chief Executive Officer in setting compensation levels for our executive officers other than our Chief Executive Officer. The Compensation Committee determined all of the components of compensation of our Chief Executive Officer. Our Board of Directors reviewed the Compensation Committee’s recommendations for the compensation of our Chief Executive Officer and approved his final compensation.

Determination of Compensation

Historically, our compensation has been highly individualized, the result of arm’s-length negotiations and based on a variety of informal factors including, our financial condition and available resources, our need for a particular position to be filled and the compensation levels of our other executive officers. As discussed below, we informally considered the competitive market for corresponding positions within the specialty retail apparel industry generally based on the experience and general knowledge possessed by members of our Compensation Committee and our Chief Executive Officer regarding the compensation given to some of the executive officers of other companies in our industry generally. However, we don’t set executive compensation levels at any specific level or “benchmark” against other companies. Except as otherwise noted, our Compensation Committee’s executive compensation determinations are subjective and are generally based on the experience and general knowledge possessed by members of our Compensation Committee as well as the information provided by an independent compensation consultant of the Compensation Committee.

Compensation Consultant

In fiscal 2012, our Compensation Committee conducted a review of our compensation program, which included the engagement of Pearl Meyer to compile a report of compensation data which made reference to broad-based retail surveys, compensation information for a select group of companies in the retail and apparel industry, and equity ownership information at a wide range of companies. Because our decisions with respect to our compensation program during fiscal year 2013 were consistent with our program for fiscal 2012, we did not utilize Pearl Meyer with respect to our fiscal year 2013 compensation program.

The purpose this review was to inform the Compensation Committee of competitive compensation practices and a variety of other factors, and to confirm that the past structure of our cash compensation and equity-based awards was consistent with the Company’s compensation philosophy. The Compensation

Committee reviewed compensation data provided by Pearl Meyer and also considered our position in its life cycle for determining the mix between cash compensation and equity-based awards, the appropriate size of equity-based awards and the need to retain the key leadership team. Although the Compensation Committee reviewed and discussed the compensation data provided by Pearl Meyer to help inform its decision making process, the Compensation Committee does not set compensation levels at any specific level or percentile against any peer group data. As described above, the data supplied by the Pearl Meyer report is only one point of information taken into account by the Compensation Committee in making compensation decisions.

The Role of Stockholder Say-on-Pay Votes

At the annual meeting of our stockholders held in July 2012, our stockholders were provided with an opportunity to cast an advisory vote on our executive compensation program through a say-on-pay proposal, as well as an opportunity to cast an advisory vote regarding the frequency of the say-on-pay proposal. At the annual meeting of our stockholders held in July 2012, a substantial majority of the votes cast supported our say-on-pay proposal and expressed a preference that the vote be held every three years. Our Compensation Committee believes these strong results affirm stockholders’ support of the Company’s approach to our executive compensation program. Our Compensation Committee did not change its approach and believes the program in place, as in prior years, includes a number of features that further the goals of our executive compensation program and reflect best practices in the market. After considering the vote results on the frequency of the say-on-pay proposal, our Board of Directors decided that it will include an advisory vote on the compensation paid to our executive officers in our proxy materials every three years until the next required vote on the frequency of future advisory votes on executive compensation. Our Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for our named executive officers. We expect that our next say-on-pay vote will be at our 2015 annual meeting of our stockholders.

Current Executive Compensation Program Elements

The current elements of our executive compensation program are:

•	base salaries;
•	annual performance-based cash awards;
•	equity-based incentive awards; and
•	certain additional executive benefits and perquisites.

We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our named executive officers’ compensation, and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances.

As discussed throughout this Compensation Discussion and Analysis, the compensation policies and programs applicable to our named executive officers are reflective of our objective of aligning the interests of our executive officers with our stockholders’ interests in enhancing stockholder value over the long term. Applying this philosophy, a significant portion of overall compensation opportunities offered to our named executive officers is in the form of (i) equity-based compensation linked to enhanced stockholder value and (ii) annual performance-based cash awards contingent upon achievement of measurable financial objectives.

Base Salary

We provide an annual base salary to our named executive officers to induce talented executives to join or remain with the Company, to compensate them for their services during the fiscal year and to provide them with a stable source of income. For fiscal year 2013, each of our named executive officers, other than Ms. Thomassee, had an employment letter agreement which set his or her minimum level of annual base salary.

The base salary levels of continuing named executive officers are reviewed annually by our Compensation Committee to determine whether an adjustment is warranted. The Compensation Committee may take into account numerous factors in making its determination, none of which are dispositive or individually weighted, including our financial performance, the state of our industry and local economies in which we operate, the executive officer’s relative importance and responsibilities, the executive officer’s performance and periodic reference to comparable salaries paid to other executives of similar experience in our industry in general, based on our expertise and knowledge of general industry practices.

During fiscal year 2013, our Compensation Committee considered the base salaries of our named executive officers and, except with respect to Ms. Thomassee, determined that the base salary levels for these executives were appropriate at their fiscal year 2012 levels and would not be increased for fiscal year 2013. Ms. Thomassee’s base salary was increased by $10,000 to $185,000. Mr. Vendetti was appointed as our Chief Financial Officer on March 4, 2013 and, upon his appointment, the Compensation Committee established his annual base salary at $350,000. The Compensation Committee reached these decisions with respect to the base salary levels for Ms. Thomassee and Mr. Vendetti in its judgment through an informal review of base salaries of similarly situated officers in the specialty retail industry, the executive’s experience and the importance of his or her services to us, and the general knowledge and expertise possessed by the members of our Compensation Committee.

The annual base salary levels in effect as of February 1, 2014, the last day of fiscal year 2013, for each of our named executive officers who were employed by us as of that date are as follows:

Name	Annual Base Salary
Neill Davis	$550,000
Kal Malik	$350,000
Sei Jin Alt	$350,000
Mark Vendetti	$350,000
Cynthia Thomassee	$185,000

The base salaries paid to our named executive officers during fiscal year 2013 are reported in the “Summary Compensation Table” below.

Annual Performance-Based Cash Awards

We provide our named executive officers with annual performance-based cash award opportunities linked to our annual financial performance and the qualitative assessment of each executive’s individual performance.

We maintain the Francesca’s Holdings Corporation Executive Bonus Plan (the “Executive Bonus Plan”) for eligible employees of the Company and our subsidiaries. The Executive Bonus Plan was adopted under our 2011 Plan, which has been approved by our stockholders and includes provisions for a cash bonus feature that is designed to qualify annual bonuses as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The purposes of the Executive Bonus Plan are to promote the interests of the Company and its stockholders by providing compensation opportunities that are competitive with other companies, and to provide performance-based cash awards to those individuals who contribute to the long-term performance and growth of the Company.

Our Compensation Committee establishes performance goals and objectives, and target bonuses at the beginning of the year for our employees based on position and level of responsibility which is then reported to the Board. Awards are granted based on the achievement of pre-established performance company and/or individual goals and objectives. The Compensation Committee retains the ability to reduce, but not increase, the amount of any bonus otherwise payable to our executive officers subject to Section 162(m) of the Code.

The target annual performance-based cash award opportunity for each eligible executive is set at a percentage of the executive’s base salary. Pursuant to their employment letter agreements (other than for Ms. Thomassee), our named executive officers’ target annual cash award amount is as follows: 100% of base salary for Mr. Davis, 75% of base salary for Ms. Backes, and 50% of base salary for Messrs. Vendetti and Malik and Ms. Alt. Ms. Thomassee was eligible to receive a target annual performance-based cash award with respect to fiscal year 2013 equal to 30% of her base salary, which represents a 5% increase from her target annual performance-based award with respect to fiscal year 2012. The target annual performance-based cash award amounts were determined by our Compensation Committee with recommendations by our Chief

Executive Officer (other than with respect to his own target amount), and such target amounts generally reflect the executive’s position and market conditions based on the Compensation Committee’s expertise and knowledge of general industry practices.

Depending on the level of achievement of a Company goal, our eligible executives would become eligible to receive a cash bonus opportunity under the Executive Bonus Plan. For fiscal year 2013, the Company goal was based on the achievement of a target net income goal (the “Net Income Goal”) equal to $58.9 million which was approved by the Board of Directors and adopted by the Compensation Committee at the beginning of the fiscal year. The Compensation Committee chose the Net Income Goal because this metric represents an objectively determinable financial target that we believe indicates our growth and overall success.

In the event the Net Income Goal for fiscal year 2013 is achieved at the target level, each eligible executive’s total cash bonus opportunity for the year would be equal to 100% of the executive’s target bonus opportunity described above. Each eligible executive’s fiscal year 2013 cash bonus opportunity would be decreased below the executive’s target bonus amount by 1% for every 1% achievement below the target Net Income Goal for the fiscal year, provided that, in the event the Company did not achieve at least 75% of the target Net Income Goal for fiscal year 2013, no eligible executive would be entitled to receive a cash bonus payment under the Executive Bonus Plan for the year. Each eligible executive’s fiscal year 2013 cash bonus opportunity would be increased above the targeted amount by 2% for every 1% achievement above the target Net Income Goal for the fiscal year, provided that each executive’s maximum fiscal year 2013 cash bonus opportunity would be equal to 150% of the executive’s target bonus opportunity for fiscal year 2013. After the actual amount of each eligible executive’s cash bonus opportunity for the year is established based on the actual level of achievement of the Net Income Goal for the year, each executive’s cash bonus opportunity for the year was separated into two components: (a) 75% of the executive’s cash bonus opportunity was based solely on the degree of achievement of the Net Income Goal; and (b) 25% of the executive’s cash bonus opportunity was subject to the Compensation Committee’s qualitative assessment of each executive’s individual performance during the year. For fiscal year 2013, the qualitative assessment of each named executive officer’s individual performance metric was intended to measure the executive’s performance of the duties, tasks and activities the executive was asked to perform in his or her respective role with the Company during the year.

In March 2014, the Compensation Committee determined that, for fiscal year 2013, we achieved net income of approximately $44.8 million, which represents approximately 76% of the Net Income Goal. Accordingly, each executive had a fiscal year 2013 bonus opportunity equal to approximately 76% of the executive’s target bonus opportunity. As described above, 75% of each executive’s bonus opportunity was paid based on the degree of achievement of the Net Income Goal and 25% of each executive’s bonus opportunity was subject to the Compensation Committee’s qualitative assessment of the executive’s individual performance during the year. Based on the recommendation of Mr. Davis, our Chief Executive Officer (other than with respect to his own bonus) and the Compensation Committee’s assessment of our performance with respect to the Net Income Goal identified above and each named executive officer’s individual performance during fiscal year 2013, the Compensation Committee determined that it was appropriate to award Mr. Malik and Ms. Thomassee the full amount of the individual performance portion of their respective bonus opportunity, and decided to award Mr. Davis, Mr. Vendetti and Ms. Alt less than the full amount of the individual performance portion of their respective bonus opportunity. Accordingly, each of Mr. Malik and Ms. Thomassee was awarded a 2013 bonus under the Executive Bonus Plan equal to approximately 76% of their respective target bonus amount for fiscal year 2013, and each other named executive officer (other than Ms. Backes) was awarded a 2013 bonus under the Executive Bonus Plan that was less than approximately 76% of their respective target bonus amount for fiscal year 2013.

Effective January 27, 2014, Ms. Backes was terminated from her position as our President and Chief Operating Officer. Because Ms. Backes was not employed by us at the time the Compensation Committee determined fiscal year 2013 bonuses as described above, Ms. Backes was not paid a bonus with respect to fiscal year 2013.

The table below indicates the target and total award payment for fiscal year 2013 for each of our named executive officers, as well as the percentages used to determine the award payments.

Name	Annual Salary	Target Award as a Percentage of Base Salary	Target Award Expressed as a Dollar Amount	Degree of Attainment of Company Goal(1)	Actual Award Payment(2)
Neill Davis	$550,000	100%	$550,000	76%	$365,750
Kal Malik	$350,000	50%	$175,000	76%	$133,000
Sei Jin Alt	$350,000	50%	$175,000	76%	$124,750
Mark Vendetti	$350,000	50%	$175,000	76%	$129,750
Cynthia Thomassee	$185,000	30%	$55,500	76%	$42,180
Theresa Backes	$400,000	75%	$300,000	—	—

(1)	As we met approximately 76% of the Net Income Goal for fiscal year 2013, each of our named executive officers total bonus opportunity was set at 76% of the executive’s target award.
(2)	The annual performance-based cash awards earned by our named executive officers during fiscal year 2013 are reported in the “Summary Compensation Table” below. Based on the Compensation Committee’s qualitative assessment of Mr. Davis’, Mr. Vendetti’s and Ms. Alt’s individual performance in fiscal year 2013, the Compensation Committee decided to award Mr. Davis, Mr. Vendetti and Ms. Alt an annual performance-based cash award for fiscal year 2013 that was less than the 76% of the executive’s target award opportunity for the year.

Equity-Based Awards

As discussed throughout this Compensation Discussion and Analysis, in order to align the interests of our named executive officers with those of the Company and its stockholders, the Compensation Committee has determined that a significant portion of each named executive officer’s compensation opportunities should be in the form of equity-based awards. Prior to February 2010, equity-based awards were granted under the Francesca’s Holdings Corporation 2007 Stock Incentive Plan (the “2007 Plan”). In February 2010, the Company adopted the Francesca’s Holdings Corporation Stock Incentive Plan (the “2010 Plan”). In July 2011, we adopted the 2011 Plan, and awards following its adoption have been granted under the 2011 Plan, as we no longer have authority to grant new awards under the 2007 Plan or the 2010 Plan.

In general, all equity-based awards under the 2011 Plan to our named executive officers are determined at the discretion of our Compensation Committee and are based on the committee’s expertise and knowledge of general industry practices. Historically, our Compensation Committee has chosen to make equity-based awards in the form of stock options as opposed to other forms of equity-based awards because stock options have value only when we have created additional stockholder value following the date of grant of the option (because the exercise price of the option is generally equal to the closing price of a share of our common stock on the date of grant). In addition, our Compensation Committee also considers a named executive officer’s current position with the Company, the size of his or her total compensation package and the amount of existing vested and unvested stock options, if any, then held by the executive officer. On February 7, 2013, in connection with his appointment as Chief Financial Officer of the Company, the Compensation Committee approved an option award to Mr. Vendetti under the 2011 Plan to purchase 50,000 shares of our common stock, with such option award to be granted on March 4, 2013, subject to Mr. Vendetti’s commencement of employment with us as of such date. The option award will vest, subject to Mr. Vendetti’s continued employment with us, in three equal annual installments on each anniversary of the date that Mr. Vendetti has permanently relocated his primary residence in Houston, Texas, provided, that such relocation occurs on or before September 1, 2014. In the event that Mr. Vendetti does not permanently relocate his primary residence to Houston, Texas on or before September 1, 2014, the option will immediately terminate as of such date. The Compensation Committee believes the three-year vesting period applicable to Mr. Vendetti’s stock option grant will provide a long-term incentive for Mr. Vendetti to continue to grow the Company and to have a continued incentive to drive stockholder value. The Compensation Committee’s decision to subject Mr. Vendetti’s stock option grant to a vesting schedule tied to the date on which Mr. Vendetti permanently relocates his primary residence to Houston, Texas was the result of negotiations with Mr. Vendetti in connection with his appointment to the position of the Company’s Chief Financial Officer.

Other than the option award to Mr. Vendetti described above, there were no other equity awards granted to our named executive officers during fiscal year 2013. The Compensation Committee believed that the option awards previously granted to these executives continued to provide appropriate long-term incentives for these executives.

Additional information regarding the material terms of the equity awards granted to our named executive officers for fiscal year 2013 under the 2011 Plan is set forth in the “Grants of Plan-Based Awards During Fiscal Year 2013” table under the heading, “— Equity Incentive Plan Awards”, below. Information regarding the material terms of the equity awards granted to our named executive officers following fiscal year 2013 under the 2011 Plan is set forth below in this Compensation Discussion and Analysis under the heading, “— Actions Taken Subsequent to Fiscal Year 2013 ..”

Additional Executive Benefits and Perquisites

We provide our named executive officers with certain executive benefits that the Compensation Committee believes are reasonable and in the best interests of the Company and our stockholders. Consistent with our compensation philosophy, we currently intend to continue to maintain our current benefits for our named executive officers, including retirement plans, housing relocation benefits, paid vacation and other benefits described below. The Compensation Committee, in its discretion, may revise, amend or add to an officer’s executive benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies based on our expertise and knowledge of general industry practices.

Retirement Plan Benefits

We do not sponsor a defined benefit retirement plan as we do not believe that such a plan best serves the needs of our employees or the business at this time. However, we do sponsor a defined contribution (401(k)) retirement plan. The 401(k) plan is generally available to all eligible employees, including our named executive officers, and allows them to elect to make contributions up to the maximum limits allowable under the Code. We currently provide a 100% matching contribution on the first 3% of employee contributions and an additional 50% matching contribution on the next 2% of employee contributions. Employees’ contributions and Company matching contributions vest immediately.

Health and Welfare Benefits

Our named executive officers have the option to participate in various employee welfare benefit programs, including medical, dental and life insurance benefits. These benefit programs are generally available to all employees.

Relocation Assistance

The Company’s business needs require it on occasion to relocate certain employees. To meet this need, we may, on a case by case basis, cover certain expenses, including temporary housing, relocation, living and travel expenses.

Perquisites

We provide each of our named executive officers with an annual fixed dollar amount to apply towards the purchase of additional benefits of their choosing. For Messrs. Davis and Vendetti, the annual amounts are $50,000 and $25,000, respectively, and, for each of our named executive officers other than Messrs. Davis and Vendetti, the annual amount is $20,000. The annual dollar amount of this benefit for each executive is based on the executive’s position within the Company and the Compensation Committee’s subjective assessment of industry practices. The Compensation Committee believes that providing a benefit such as these annual fixed dollar amounts is an important recruiting tool for retaining key executives in the specialty retail industry generally.

Employment Agreements; Severance and Change in Control Benefits

Employment Agreements

Amounts paid to our named executive officers in fiscal year 2013 were based on employment letter agreements in place with Messrs. Davis, Vendetti and Malik and Mses. Backes and Alt. During fiscal year

2013, we did not have an employment letter agreement with Ms. Thomassee. Each employment letter agreement provides for an initial term, specifies the annual base salary that the executive will be entitled to receive and the target bonus the executive will be eligible to receive during the term of the agreement, as well as the Company benefit plans in which the executive will participate and any other perquisites that the executive will receive. We believe that it is in the best interests of the Company to enter into multi-year employment agreements with these named executive officers because the agreements foster long-term retention, and promote stability among the management team, while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs and rewarding performance. The employment letter agreements we have entered into with our named executive officers are described in further detail in the narrative following the “Summary Compensation Table” below.

The employment letter agreements we have entered into with certain of our named executive officers provide for severance and other benefits which are designed to provide economic protection so that an executive can remain focused on our business without undue personal concern in the event that his or her position is eliminated or, in some cases, significantly altered by the Company, which we believe is particularly important in light of the executives’ leadership roles at the Company. The Compensation Committee believes that providing severance or similar benefits is common among similarly situated executives in the specialty retail industry generally and remains important in recruiting and retaining key executives. For more information regarding the potential payments and benefits that would be provided to our named executive officers in connection with certain terminations of their employment or a change in control on February 1, 2014, please see “— Potential Payments upon Termination or Change in Control”, below.

Change in Control Provisions

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers and, accordingly, the Compensation Committee believes that appropriate change in control provisions in employment agreements and/or equity award agreements are important tools for aligning executives’ interests in change in control transactions with those of our stockholders by allowing our executive officers to focus on strategic transactions that may be in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment.

Accordingly, as described in “— Potential Payments upon Termination or Change in Control”, below, upon a change in control (as defined in the plan or the applicable award agreement), awards granted pursuant to the 2007 Plan, the 2010 Plan and the 2011 Plan may, at the discretion of the plan administrator, have their vesting accelerated in connection with such a transaction. We do not provide our executives with tax “gross-up” payments in connection with a termination of their employment, a change in control of the Company or otherwise.

For more information regarding the potential payments and benefits that would be provided to our continuing named executive officers in connection with a change in control on February 1, 2014, please see “— Potential Payments upon Termination or Change in Control”, below.

Actions Taken Subsequent to Fiscal Year 2013

Performance-Based Restricted Stock Awards

As discussed above under “— Current Executive Compensation Program Elements — Equity-Based Awards”, all equity-based awards to our named executive officers have historically been in the form of stock options. In April 2014, the Compensation Committee, with input from Pearl Meyer, revised its approach and granted equity-based awards in the form of restricted stock to our named executive officers who were employed by us at the date of grant. The Compensation Committee expects to grant equity-based awards in the form of restricted stock on an annual basis. However, the Compensation Committee retains the flexibility to consider Company and individual performance and any other factors it considers appropriate in determining the type and level of any annual grant.

Each named executive officer’s April 2014 restricted stock award was expressed as a dollar value. Such dollar value was converted into a target number of shares of restricted stock by reference to the fair market value of our common stock at the date of grant. Each restricted stock award has no voting rights attached to the award but is entitled to dividend rights, provided that any cash dividends paid on any unvested and forfeited shares must be repaid to the Company. The restricted stock awards are subject to both time-based and performance-based vesting requirements, where the executive can earn between 0% and 150% of the target number of shares subject to the award based upon achievement of the earnings per share (“EPS”) and net sales growth (“Net Sales Growth”) goals described below. Fifty percent of the target number of shares subject to the award will become eligible to vest based upon achievement of the EPS goal (the “Target EPS Shares”), and 50% of the target number of shares subject to the award will become eligible to vest based upon achievement of the Net Sales Growth goal (the “Target Net Sales Growth Shares”). For purposes of each restricted stock award, “EPS” means the Company’s earnings per share for a particular fiscal year as determined by the Company in accordance with its standard practices and procedures reflected in its financial statements for the fiscal year (subject to adjustments for a particular year for stock splits, reverse stock splits, stock dividends and repurchases by the Company of its outstanding shares of common stock during the fiscal year). For purposes of each restricted stock award, “Net Sales Growth” means, for a particular fiscal year, the Company’s growth in net sales for the fiscal year as compared to the Company’s net sales for the immediately preceding fiscal year, expressed on a percentage basis, as determined by the Company in accordance with its standard practices and procedures reflected in its financial statements for that fiscal year.

The total target number of shares subject to each award is divided into three substantially equal tranches with respect to each of fiscal year 2014, 2015 and 2016 (each, a “vesting tranche”). Each vesting tranche will become eligible to vest based upon achievement of the EPS and Net Sales Growth goals for each of fiscal years 2014, 2015 and 2016 (each, a “performance year”). The portion of each vesting tranche that will become eligible to vest with respect to the applicable performance year will be determined by the Compensation Committee following the end of the performance year and will be determined as follows: (1) the Target EPS Shares in the vesting tranche corresponding to a performance year will be multiplied by a percentage (the “EPS Percentage”), between 0% and 150%, determined based on the Company’s EPS for the performance year against a pre-established target; and (2) the Target Net Sales Growth Shares in the vesting tranche corresponding to a performance year will be multiplied by a percentage (the “Net Sales Growth Percentage”), between 0% and 150%, determined based on the Company’s Net Sales Growth for the performance year against a pre-established target.

The following table presents the percentage of the Target EPS Shares and Target Net Sales Growth Shares, as applicable, in the vesting tranche corresponding to a performance year that will become eligible to vest in each performance year based upon the level of achievement of pre-established threshold, target and maximum levels of EPS and Net Sales Growth corresponding to the performance year.

		Level of Achievement for the Performance Year
	Weight	Below Threshold(1)	Threshold(2)(3)	Target(2)(3)	Maximum(2)(3)
EPS Percentage	50%	0%	75%	100%	150%
Net Sales Growth Percentage	50%	0%	75%	100%	150%

(1)	If a pre-established threshold level of EPS or Net Sales Growth for each performance year is not achieved, then all of the Target EPS Shares or Target Net Sales Growth Shares, as applicable, in the applicable vesting tranche corresponding to the performance year will be forfeited with no opportunity to vest in a future year.
(2)	If the level of EPS or Net Sales Growth, as applicable, for a performance year is between the threshold, target and maximum levels, the vesting percentage will be determined by linear interpolation between the vesting percentages for those levels.
(3)	Any shares of restricted stock subject to the award that are not deemed eligible to vest based on the level of achievement of EPS or Net Sales Growth for the applicable performance year will be forfeited as of the last day of the performance year.

Shares of restricted stock subject to the award that become eligible to vest based on EPS or Net Sales Growth performance during the applicable performance year will generally vest in one installment on the third anniversary of the date of grant of the award (the “Vesting Date”), subject to the executive’s continued employment through such date. In the event that, prior to the Vesting Date, (1) there occurs a change in control of the Company or (2) the executive’s employment with the Company is terminated without “cause,” by the executive for “good reason” (as these terms are defined in the award agreement evidencing the award) or due to the executive’s death, the following shall apply:

•	Any shares of restricted stock subject to the award that have been deemed eligible to vest with respect to a performance year that occurred prior to the performance year in which the change in control or termination of employment, as applicable, occurs will immediately vest.
•	The shares of restricted stock subject to the award that are eligible to vest with respect to the performance year in which the change in control or termination of employment occurs will be subject to adjustment and pro-rated vesting as follows: (A) the number of such shares that will become eligible to vest will be determined as though the applicable performance year ended as of the change of control or termination of employment date, as applicable, the applicable performance goals for such performance year will be pro-rated based on the number of days in the applicable performance year prior to the occurrence of the change in control or that the executive was employed by the Company, as applicable, and the performance conditions applicable to such shares will be determined based on actual performance for such shortened period against such pro-rated goals, with the number of shares that may become eligible to vest with respect to the applicable performance year determined in accordance with the terms of the award as described above (as modified to give effect to the preceding provisions); and (B) the number of shares that are determined to be eligible to vest based on such shortened performance period, if any, will be pro-rated based on the number of days in the applicable performance year prior to the occurrence of the change in control or that the executive was employed by the Company, as applicable. Any restricted shares that are deemed eligible to vest as provided by the immediately preceding sentence will immediately vest.
•	Any restricted stock subject to the award with respect to a vesting tranche that occurs in a performance year after the performance year in which the change in control or termination of employment, as applicable, occurs will be forfeited.

The Compensation Committee believes that these restricted stock awards further link the interests of our executives with those of our stockholders (as the ultimate value of the award depends on our stock price since the award is denominated in shares of our common stock), as well as create a significant performance incentive over multiple performance periods (as vesting of the restricted stock depends on our EPS and Net Sales Growth for each of fiscal years 2014, 2015 and 2016) and a long-term retention incentive (as the entire award is subject to a three-year time-based vesting period).

The following table sets forth the dollar value of the target number of shares of restricted stock granted by the Company to the named executive officers in April 2014:

Name	Restricted Stock Award(1)
Neill Davis	$1,250,000
Kal Malik	$500,000
Sei Jin Alt	$300,000
Mark Vendetti	$300,000
Cynthia Thomassee	$25,000

(1)	These amounts are the values approved by the Compensation Committee in April 2014 and converted into the corresponding target number of restricted shares of our common stock based on the closing price of our common stock on the date of grant of the awards and rounded to the nearest whole share. The number of shares represents the number of shares at the “target” level of performance, with between 0% and 150% of the target number of shares subject to the award becoming eligible to vest based on actual performance as described above.

Separation Agreement with Ms. Backes

In March 2014, the Company entered into a separation agreement with Ms. Backes in connection with her termination of employment with us. For more information regarding the severance benefits that became payable to Ms. Backes in connection with her termination of employment, please see “— Potential Payments upon Termination or Change in Control”, below.

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we will take into account whether a particular form of compensation will be deductible under Section 162(m) of the Code (“Section 162(m)”). Section 162(m) generally limits the deductibility of compensation paid to our named executive officers to $1 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). However, under a Section 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to Section 162(m) until the earliest of (1) the expiration of the plan or agreement, (2) a material modification of the plan or agreement, (3) the issuance of all employer stock and other compensation that has been allocated under the plan, or (4) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the IPO (the “Transition Date”). After the Transition Date, rights or awards granted under the plan, other than options and stock appreciation rights, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals.

Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers. However, we reserve the right to design programs that we believe best satisfy the objective of our executive compensation program, even where the compensation paid under such programs may not be deductible.

Share Ownership Guidelines

In May 2013, our Compensation Committee adopted amended share ownership guidelines (the “Share Ownership Guidelines”) applicable to each of our Chief Executive Officer, President, Chief Operating Officer, Chief Administrative Officer, Chief Financial Officer, Chief Merchandising Officer, any Executive Vice President, any employee who is designated by the Committee and any employee holding stock options (collectively, “participants”). The purpose of the Share Ownership Guidelines is to further align the interests of our management with those of our stockholders. Under the Share Ownership Guidelines, each participant shall hold “qualifying stock” with a value equal to a certain multiple of the participant’s base salary. The multiples to be applied are as follows: (1) five times base salary for our Chief Executive Officer; (2) three times base salary for our President, Chief Operating Officer, Chief Administrative Officer, Chief Financial Officer, Chief Merchandising Officer, any Executive Vice President, and any employee who is designated by the Compensation Committee; and (3) one times base salary for any additional employees who hold stock option awards. No participant may dispose of more than 25% of his or her “qualifying stock” unless the guidelines have been met on or before the date of such disposition and, after giving effect to such disposition, the participant will continue to satisfy the guidelines. “Qualifying stock”, as defined by the Share Ownership Guidelines, includes (1) shares of our common stock held by the participant in a brokerage account for the individual’s benefit, in trust or through a tax qualified retirement plan, (2) shares of our common stock held by the participant’s spouse, (3) restricted shares or restricted stock units with respect to shares of our common stock, and (4) the “in the money” value of vested stock options to purchase our common stock held by such participant, determined as of each October 31 and calculated based on the preceding 30-day average per share trading price of our common stock.

Compensation Committee Report

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee currently consists of Mr. Emmett (Chair), Mr. Brenneman, Ms. Goldman, Mr. O’Leary and Mr. Zannino, each of whom our Board of Directors has determined is independent under the applicable NASDAQ rules.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Richard Emmett (Chair)
Greg Brenneman
Laurie Ann Goldman
Joseph O’Leary
Richard Zannino

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

Compensation of Named Executive Officers

Summary Compensation Table

The following table presents information regarding compensation earned by each of our named executive officers for services rendered during fiscal years 2013, 2012 and 2011. The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow.

Name and Principal Position	Year	Salary ($)	Bonus ($)(7)	Stock Awards ($)	Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)(9)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(10)	Total ($)
Neill Davis President and Chief Executive Officer(1)	2013	550,000	—	—	—	365,750	—	50,000	965,750
	2012	223,654	162,500	—	5,618,908	349,038	—	45,000	6,399,100
Kal Malik Executive Vice President, Chief Administrative Officer and General Counsel(2)	2013	350,000	—	—	—	133,000	—	30,200	513,200
	2012	240,391	—	—	1,316,677	148,546	—	30,398	1,736,012
	2011	225,000	—	—	—	90,000	—	23,071	338,071
Sei Jin Alt Executive Vice President, Chief Merchandising Officer(3)	2013	350,000	—	—	—	124,750	—	28,538	503,288
	2012	288,128	—	—	1,316,677	137,850	—	20,000	1,762,655
Mark Vendetti Senior Vice President, Chief Financial Officer(4)	2013	316,346	—	—	732,071	129,750	—	26,058	1,204,225
Cynthia Thomassee Vice President of Accounting and Controller, Former Interim Chief Financial Officer(5)	2013	184,619	—	—	—	42,180	—	30,000	256,799
	2012	175,100	50,213	—	—	65,663	—	30,020	320,996
	2011	169,615	—	—	—	59,500	—	27,915	257,030
Theresa Backes Former President, Chief Operating Officer(6)	2013	400,000	—	—	—	—	—	625,000	1,025,000
	2012	267,914	40,308	—	1,316,677	177,231	—	30,517	1,832,647
	2011	249,423	—	—	1,013,194	100,000	—	28,868	1,391,485

(1)	Mr. Davis was not employed by us prior to August 6, 2012. Mr. Davis was appointed as our Chief Executive Officer effective January 1, 2013 and as our President and Chief Executive Officer effective January 27, 2014.
(2)	Mr. Malik was appointed as our Executive Vice President, Chief Administrative Officer and General Counsel effective December 4, 2012. Prior to this date, Mr. Malik served as our Executive Vice President, General Counsel and Corporate Secretary.
(3)	Ms. Alt was appointed as our Vice President of Merchandising in June 7, 2010 and was not employed by us prior to such appointment. Ms. Alt was appointed as our Chief Merchandising Officer effective January 2012.
(4)	Mr. Vendetti was appointed as our Chief Financial Officer effective March 4, 2013 and was not employed by us prior to such date.
(5)	Ms. Thomassee was appointed as our Interim Chief Financial Officer effective May 13, 2012 and continued in such position until March 3, 2013. Ms. Thomassee has served as our Vice President of Accounting since May 2010 and our Controller since December 2007.
(6)	Ms. Backes was appointed as our President and Chief Operating Officer effective January 1, 2013. Ms. Backes’ employment as our President and Chief Operating Officer was terminated on January 27, 2014.
(7)	For Mr. Davis, the amount reported in this column for fiscal year 2012 includes a one-time signing bonus in connection with his appointment to the position of our President in August 2012. For Mses. Thomassee and Backes, the amount reported in this column for fiscal year 2012 includes a discretionary bonus awarded to each executive.

(8)	The amounts reported in this column for each fiscal year reflect the fair value on the grant date of the stock awards granted to our named executive officers for the fiscal year. These values have been computed in accordance with the FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 7 — Stock-Based Compensation to the consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended February 1, 2014, filed with the SEC.
(9)	Represents the amount paid under our performance-based cash award plan. See “Compensation Discussion and Analysis — Current Executive Compensation Program Elements — Annual Performance-Based Cash Awards” above, for more details.
(10)	The following table provides detail on the amounts reported in the All Other Compensation column of the table above for each named executive officer for fiscal year 2013:

All Other Compensation During Fiscal Year 2013

Name	Annual Benefits Allowance ($)	401(k) Matching Contributions ($)	Severance ($)	Total ($)
Neill Davis	50,000	—	—	50,000
Kal Malik	20,000	10,200	—	30,200
Sei Jin Alt	20,000	8,538	—	28,538
Mark Vendetti	22,596	3,462	—	26,058
Cynthia Thomassee	20,000	10,000	—	30,000
Theresa Backes	20,000	10,000	595,000*	625,000

*	See “— Potential Payments upon Termination or Change in Control”, below, for a discussion of the severance benefits for Ms. Backes in connection with the termination of her employment with us.

Grants of Plan-Based Awards During Fiscal Year 2013

The following table presents information regarding the non-equity incentive awards and equity-based awards granted to each of our named executive officers during fiscal year 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Neill Davis	—	412,500	550,000	825,000	—	—	—	—	—	—	—
					—	—	—	—	—	—	—
Kal Malik	—	131,250	175,000	262,600	—	—	—	—	—	—	—
					—	—	—	—	—	—	—
Sei Jin Alt	—	131,250	175,000	262,500	—	—	—	—	—	—	—
Mark Vendetti	3/4/13	—	—	—	—	—	—	—	50,000	26.11	732,071
	—	131,500	175,000	262,500	—	—	—	—	—	—	—
					—	—	—	—	—	—	—
Cynthia Thomassee	—	41,625	55,500	83,250	—	—	—	—	—	—	—
Theresa Backes	—	210,000	300,000	450,000	—	—	—	—	—	—	—

(1)	Represents the threshold, target and maximum award opportunities for performance-based cash awards payable for fiscal year 2013 under our annual performance-based cash award program. The actual amounts earned are reported in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table”, above.

(2)	Represents stock options granted in fiscal year 2013 under our 2011 Plan. See the narrative following this “Grants of Plan-Based Awards During Fiscal Year 2013” table under the heading, “— Equity Incentive Plan Awards”, below, for more details.
(3)	The amounts reported in this column reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For the assumptions and methodologies used to value the awards reported in this column of the table above, see footnote (8) to the “Summary Compensation Table”, above.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Amounts paid to our named executive officers in fiscal year 2013 were based on employment letter agreements in place with Messrs. Davis, Malik and Vendetti and Mses. Backes and Alt. During fiscal year 2013, we did not have an employment letter agreement with Ms. Thomassee. Below is a general description of the material terms of these agreements related to the compensation and benefits provided to our named executive officers. Provisions of these agreements relating to post-termination of employment benefits are discussed below under “— Potential Payments Upon Termination or Change in Control.”

Mr. Davis

On December 28, 2012, Mr. Davis entered into an amended and restated employment letter agreement with the Company providing for his employment as our Chief Executive Officer, the terms of which became effective January 1, 2013.

The letter agreement has an initial term of three years, subject to earlier termination under the terms of the agreement. Pursuant to the terms of the letter agreement, Mr. Davis will receive an annual base salary of $550,000 and is eligible to receive an annual incentive bonus pursuant to our annual bonus plan as in effect from time to time, with his target annual incentive bonus to be set at 100% of his base salary. The letter agreement also provides for Mr. Davis to participate in our employee savings and welfare benefit plans made available to our employees generally, and an annual allowance equal to $50,000 that he may apply towards the purchase of additional benefits of his choosing.

The letter agreement also provides, subject to certain exceptions, that, during the period of Mr. Davis’ employment and for a period of 12 months following a termination of his employment for any reason, Mr. Davis will not (i) compete with the Company or its affiliates, (ii) solicit any Company employees or consultants or (iii) solicit any customer of the Company.

Mr. Malik

On December 28, 2012, Mr. Malik entered into an amended and restated employment letter agreement with the Company providing for his employment as our Executive Vice President, Chief Administrative Officer and General Counsel, the terms of which became effective January 1, 2013.

The letter agreement has an initial term of three years, subject to earlier termination under the terms of the agreement. Pursuant to the terms of the letter agreement, Mr. Malik will receive an annual base salary of $350,000 and is eligible to receive an annual incentive bonus pursuant to our annual bonus plan as in effect from time to time, with his target annual incentive bonus to be set at 50% of his base salary. The letter agreement also provides for Mr. Malik to participate in our employee savings and welfare benefit plans made available to our employees generally, and an annual allowance equal to $20,000 that he may apply towards the purchase of additional benefits of his choosing.

The letter agreement also provides that certain restrictive covenants contained in his prior employment letter agreement entered into with the Company in 2009 will remain effective, whereby, subject to certain exceptions, during the period of Mr. Malik’s employment and for a period of 12 months following a termination of his employment for any reason, Mr. Malik will not (i) compete with the Company or its affiliates or (ii) solicit any Company employees or consultants.

Ms. Alt

On December 28, 2012, Ms. Alt entered into an employment letter agreement with the Company providing for her employment as our Chief Merchandising Officer, the terms of which became effective January 1, 2013.

The letter agreement has a term of three years, subject to earlier termination under the terms of the agreement. Pursuant to the terms of the letter agreement Ms. Alt will receive an annual base salary of $350,000 and is eligible to receive an annual incentive bonus pursuant to our annual bonus plan as in effect from time to time, with her target annual incentive bonus to be set at 50% of her base salary. The letter agreement also provides for Ms. Alt to participate in our employee savings and welfare benefit plans made available to our employees generally, and an annual allowance equal to $20,000 that she may apply towards the purchase of additional benefits of her choosing.

The letter agreement also provides, subject to certain exceptions, that, during the period of Ms. Alt’s employment and for a period of 12 months following a termination of her employment for any reason, Ms. Alt will not (i) compete with the Company or its affiliates, (ii) solicit any Company employees or consultants or (iii) solicit any customer of the Company.

Mr. Vendetti

On February 6, 2013, Mr. Vendetti entered into an employment letter agreement with the Company providing for his employment as our Chief Financial Officer, the terms of which became effective March 4, 2013.

The letter agreement has an initial term of three years, subject to earlier termination under the terms of the agreement. Pursuant to the terms of the letter agreement, Mr. Vendetti will receive an annual base salary of $350,000 and is eligible to receive an annual incentive bonus pursuant to our annual bonus plan as in effect from time to time, with his target annual incentive bonus to be set at 50% of his base salary. The letter agreement also provides for Mr. Vendetti to participate in our employee savings and welfare benefit plans made available to our employees generally, and an annual allowance equal to $25,000 that he may apply towards the purchase of additional benefits of his choosing.

The letter agreement also provides, subject to certain exceptions, that, during the period of Mr. Vendetti’s employment and for a period of 12 months following a termination of his employment for any reason, Mr. Vendetti will not (i) compete with the Company or its affiliates, (ii) solicit any Company employees or consultants or (iii) solicit any customer of the Company.

Ms. Backes

The terms and conditions of Ms. Backes’ employment as our President and Chief Operating Officer were set forth in an amended and restated employment letter agreement with the Company, dated December 28, 2012, the terms of which became effective January 1, 2013. Effective January 27, 2014, Ms. Backes’ employment as our President and Chief Operating Officer was terminated. Although Ms. Backes is no longer entitled to the benefits pursuant to her letter agreement due to her termination of employment, a description of the benefits under her agreement that she was eligible to receive prior to her termination of employment is described below.

The letter agreement had an initial term of three years, subject to earlier termination under the terms of the agreement. The letter agreement provided that, prior to her termination of employment, Ms. Backes was entitled to receive an annual base salary of $400,000 and was eligible to receive an annual incentive bonus pursuant to our annual bonus plan as in effect from time to time, with her target annual incentive bonus to be set at 75% of her base salary. The letter agreement also provided for Ms. Backes to participate in our employee savings and welfare benefit plans made available to our employees generally, and an annual allowance equal to $20,000 that she could apply towards the purchase of additional benefits of her choosing.

The letter agreement also provided, subject to certain exceptions, that, during the period of Ms. Backes’ employment and for a period of 12 months following a termination of her employment for any reason, Ms. Backes would not (i) compete with the Company or its affiliates, (ii) solicit any Company employees or consultants or (iii) solicit any customer of the Company.

Non-Equity Incentive Plan Awards

For a description of the material terms of the non-equity incentive plan awards reported in the table above, see “Compensation Discussion and Analysis — Current Executive Compensation Program Elements — Annual Performance-Based Cash Awards”, above.

Equity Incentive Plan Awards

Each of the equity incentive awards reported in the “Grants of Plan-Based Awards During Fiscal Year 2013” table above was granted under, and is subject to, the terms of the 2011 Plan. The 2011 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. Awards granted under the plan are generally not transferable other than by will or the laws of descent and distribution, except that the plan administrator may authorize certain transfers.

Generally, and subject to limited exceptions set forth in the 2011 Plan, if we dissolve or undergo certain corporate transactions such as a merger, business combination, or other reorganization, or a sale of substantially all of our assets, all awards then-outstanding under the 2011 Plan may, at the administrator’s discretion, become fully vested and, in the case of options, exercisable, and will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award. The plan administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2011 Plan.

Each option reported in the “Grants of Plan-Based Awards During Fiscal Year 2013” table above was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with our 2011 Plan and our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

The stock option granted to Mr. Vendetti in fiscal year 2013 is subject to a three-year vesting schedule, with one-third of the option vesting on each of the first three anniversaries of the date on which Mr. Vendetti permanently relocates his primary residence to Houston, Texas, provided, however, that in the event Mr. Vendetti does not permanently relocate his primary residence to Houston, Texas on or before September 1, 2014, the option will immediately terminate as of such date. As of March 31, 2014, Mr. Vendetti had not yet permanently relocated his primary residence to Houston, Texas. Once vested, each option will generally remain exercisable until its normal expiration date. The option granted to Mr. Vendetti in fiscal year 2013 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the named executive officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the named executive officer’s employment, including upon a termination of his or her employment by us for cause. In the event the named executive officer’s termination of employment was the result of his or her death or total and permanent disability, the named executive officer will generally have 12 months to exercise the vested portion of the option. In the event the named executive officer’s employment is terminated by us for cause, the option, whether vested or unvested, will immediately terminate. The named executive officer will generally have three months to exercise the vested portion of the option for all other terminations of employment.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by our named executive officers as of February 1, 2014, including the vesting schedule for each of these awards that had not vested as of that date.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Neill Davis	125,000	250,000	(1)	—	30.75	8/5/2022	—	—	—	—
Kal Malik	21,292	4,258	(2)	—	3.74	3/25/2020	—	—	—	—
	20,000	80,000	(3)	—	26.58	11/20/2022	—	—	—	—
Sei Jin Alt	—	32,000	(4)	—	3.74	6/30/2020	—	—	—	—
	20,000	80,000	(3)	—	26.58	11/20/2022	—	—	—	—
Mark Vendetti	—	50,000	(5)	—	26.11	3/3/2023	—	—	—	—
Cynthia Thomassee	8,500	32,000	(6)	—	3.74	4/30/2020	—	—	—	—
Theresa Backes	97,700	—		—	1.43	12/1/2017	—	—	—	—
	43,861	—		—	17.00	7/21/2021	—	—	—	—
	20,000	—		—	26.58	11/20/2022	—	—	—	—

(1)	These options were granted on August 6, 2012 and will vest in equal annual installments on each anniversary of the award date over the three-year period commencing with the first anniversary of the award date.
(2)	These options were granted on March 26, 2010 and will vest in equal monthly installments on the last day of each month following February 26, 2010 over a four-year period.
(3)	These options were granted on November 21, 2012 and will vest in equal annual installments on each anniversary of the award date over the five-year period commencing with the first anniversary of the award date.
(4)	These options were granted on July 1, 2010 and will vest in equal annual installments on each anniversary of the award date over the five-year period commencing with the first anniversary of the award date.
(5)	These options were granted on March 4, 2013 and will vest in equal annual installments on each anniversary of the date on which Mr. Vendetti permanently relocates his primary residence to Houston, Texas over the three-year period commencing with the first anniversary of such date, provided, however, that in the event Mr. Vendetti does not permanently relocate his primary residence to Houston, Texas on or before September 1, 2014, the option will immediately terminate as of such date. As of March 31, 2014, Mr. Vendetti had not yet permanently relocated his primary residence to Houston, Texas.
(6)	These options were granted on May 1, 2010 and will vest in equal annual installments on each anniversary of the award date over the five-year period commencing with the first anniversary of the award date.

Option Exercises and Stock Vested During Fiscal Year 2013

The following table presents information regarding the exercise of stock options by our named executive officers during fiscal year 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Neill Davis	—	—	—	—
Kal Malik	51,100	717,955	—	—
Sei Jin Alt	16,000	224,800	—	—
Mark Vendetti	—	—	—	—
Cynthia Thomassee	15,000	285,310	—	—
Theresa Backes	176,396	6,969,790	—	—

(1)	The value realized upon the exercise of a stock option is calculated by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date the stock option was exercised and the per-share exercise price of the options.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to our named executive officers in connection with a termination of their employment with us and/or a change in control of the Company. In addition to such benefits, outstanding equity-based awards held by our named executive officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our 2010 Plan and 2011 Plan on a discretionary basis. Our named executive officers are not entitled to any enhanced severance benefits in connection with a termination of their employment with us due to their death or disability or in connection with a change in control of the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from what is presented herein. Factors that could affect these amounts include the timing during the year of any such event. The following section also describes the severance benefits that became payable to Ms. Backes in connection with her termination of employment with us during fiscal year 2013.

Employment Agreements

The employment letter agreements we have entered into with our named executive officers provide for certain payments to be made in connection with certain terminations of the named executive officer’s employment with us. Below is a description of the severance payments that would have become payable under the employment letter agreements with our named executive officers in connection with certain terminations of their employment as of February 1, 2014. As of February 1, 2014, we did not have an employment agreement or letter agreement with Ms. Thomassee that provides for payments to be made in connection with a termination of her employment with us.

Mr. Davis

Mr. Davis’ amended and restated employment letter agreement provides that, in the event we terminate his employment without “cause”, he will be entitled to severance pay in an amount equal to one and one-half times the sum of (1) his annual base salary (at the annualized rate in effect on the date of termination) and (2) his target annual incentive bonus for the year of termination, subject to the execution of a general release of claims in favor of the Company. In addition, Mr. Davis will be entitled to receive any accrued but unused vacation and any benefits under our 401(k) plan. In the event Mr. Davis’ benefits are subject to the excise tax imposed under Sections 280G and 4999 of the Code, his benefits will be reduced (but not below zero) so that the maximum amount of the benefits (after reduction) will be an amount that is $1.00 less than the amount that would cause the benefits to be subject to such excise tax. For purposes of Mr. Davis’ letter agreement,

“cause” generally means that Mr. Davis has (i) committed a felony, (ii) engaged in acts of fraud, dishonesty or other acts of material willful misconduct in the course of his duties, (iii) engaged in abuse of narcotics or alcohol that has or may reasonably harm the Company, (iv) violated the Company’s written policies, (v) failed to perform or uphold his duties or failed to comply with reasonable directives of our Board of Directors, or (vi) breached any of the protective covenants of the letter agreement or has otherwise materially breached any agreement he has entered into with us.

Mr. Vendetti

Mr. Vendetti’s employment letter agreement provides that, in the event we terminate his employment without “cause”, he will be entitled to severance pay in an amount equal to one times his annual base salary (at the annualized rate in effect on the date of termination), subject to the execution of a general release of claims in favor of the Company. In addition, Mr. Vendetti will be entitled to receive any accrued but unused vacation and any benefits under our 401(k) plan. In the event Mr. Vendetti’s benefits are subject to the excise tax imposed under Sections 280G and 4999 of the Code, his benefits will be reduced (but not below zero) so that the maximum amount of the benefits (after reduction) will be an amount that is $1.00 less than the amount that would cause the benefits to be subject to such excise tax. For purposes of Mr. Vendetti’s letter agreement, “cause” generally has the same meaning as set forth in Mr. Davis’ amended and restated employment letter agreement in all material respects, except that cause also includes a failure by Mr. Vendetti to comply with reasonable directives of our Chief Executive Officer.

Mr. Malik

Mr. Malik’s amended and restated employment letter agreement provides that, in the event we terminate his employment without “cause”, he will be entitled to severance pay in an amount equal to one times his annual base salary (at the annualized rate in effect on the date of termination), subject to the execution of a general release of claims in favor of the Company. In addition, Mr. Malik will be entitled to receive any accrued but unused vacation and any benefits under our 401(k) plan. In the event Mr. Malik’s benefits are subject to the excise tax imposed under Sections 280G and 4999 of the Code, his benefits will be reduced (but not below zero) so that the maximum amount of the benefits (after reduction) will be an amount that is $1.00 less than the amount that would cause the benefits to be subject to such excise tax. For purposes of Mr. Malik’s letter agreement, “cause” has the same meaning set forth in Mr. Vendetti’s employment letter agreement described above.

Ms. Alts

Ms. Alt’s employment letter agreement provides that, in the event we terminate her employment without “cause”, she will be entitled to severance pay in an amount equal to one times her annual base salary (at the annualized rate in effect on the date of termination), subject to the execution of a general release of claims in favor of the Company. In addition, Ms. Alt will be entitled to receive any accrued but unused vacation and any benefits under our 401(k) plan. In the event Ms. Alt’s benefits are subject to the excise tax imposed under Sections 280G and 4999 of the Code, her benefits will be reduced (but not below zero) so that the maximum amount of the benefits (after reduction) will be an amount that is $1.00 less than the amount that would cause the benefits to be subject to such excise tax. For purposes of Ms. Alt’s letter agreement, “cause” has the same meaning set forth in Mr. Vendetti’s employment letter agreement described above.

Ms. Backes

Ms. Backes’ employment with us terminated on January 27, 2014 Ms. Backes’ amended and restated employment letter agreement provided that, in the event we terminate Ms. Backes’ employment without “cause”, she would be entitled to severance pay in an amount equal to one times her annual base salary (at the annualized rate in effect on the date of termination), subject to the execution of a general release of claims in favor of the Company. In addition, Ms. Backes would be entitled to receive any accrued but unused vacation and any benefits under our 401(k) plan. In the event Ms. Backes’ benefits were subject to the excise tax imposed under Sections 280G and 4999 of the Code, her benefits would be reduced (but not below zero) so that the maximum amount of the benefits (after reduction) would be an amount that is $1.00 less than the amount that would cause the benefits to be subject to such excise tax. For purposes of Ms. Backes’ letter agreement, “cause” has the same meaning set forth in Mr. Vendetti’s employment letter agreement described above.

Ms. Backes’ termination of employment with us constituted a termination of her employment without “cause” under the terms of her amended and restated employment letter agreement. In connection with her termination of employment, Ms. Backes’ became eligible for severance benefits consisting of (1) her accrued but unused vacation and any benefits under our 401(k) plan measured as of February 27, 2014; (2) continued participation in our benefit plans through February 27, 2014; and (3) a cash severance benefit equal to $400,000 (which represents one times Ms. Backes’ annual base salary at the annualized rate in effect on the date of her termination of employment), payable in substantially equal monthly installments over a period of 12 months. In March 2014, we entered into a separation agreement with Ms. Backes that evidences the terms of her severance benefits described above and provides that Ms. Backes also became entitled to an additional severance payment of $195,000 in connection with her termination of employment with us. This additional severance payment was negotiated with Ms. Backes, and the Company determined that this additional benefit was appropriate in light of her service to the Company and to secure a release of claims in its favor.

Estimated Potential Termination Payments and Benefits

The following table presents our estimated value of the payments and benefits that each of our named executive officers would have been entitled to had his or her employment terminated during the employment term by us without “cause” on February 1, 2014. The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such event.

Executive	Cash Severance ($)(1)	Equity Vesting ($)	Total ($)
Neill Davis	1,650,000	—	1,650,000
Kal Malik	350,000	—	350,000
Sei Jin Alt	350,000	—	350,000
Mark Vendetti	350,000	—	350,000
Cynthia Thomassee	—	—	—

(1)	The severance amount reported for Mr. Davis represents one and one-half times the sum of Mr. Davis’ base salary and target annual incentive bonus for fiscal year 2013. The severance amounts reported for Messrs. Vendetti and Malik and Ms. Alt represent one times the executive’s base salary.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships

Indemnification of Officers and Directors

We entered into indemnification agreements with each of our executive officers and directors upon the completion of our IPO or upon the effective date of their employment with the Company or their appointment to the Board of Directors, as applicable. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or executive officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.

There is no pending litigation or proceeding naming any of our directors or executive officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer, except for two purported class action lawsuits entitled Ortuzar v. Francesca’s Holdings Corp., et al. and West Palm Beach Police Pension Fund v. Francesca’s Holdings Corp., et al. which were filed on September 27, 2013 and November 4, 2013, respectively, in the United States District Court for the Southern District of New York against the Company and certain of its current and former directors and officers for alleged violations of the federal securities laws arising from statements in certain public disclosures regarding the Company’s current and future business and financial condition. The complaint asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Sections 11, 12(a) (2), and 15 of the Securities Act of 1933 for allegedly false and misleading statements in the Company’s public disclosures concerning, among other things, the Company’s relationship with certain vendors. The Company believes that the allegations contained in the complaint are without merit and intends to vigorously defend itself against all claims asserted therein. Also, a purported shareholder derivative action entitled Daniell v. De Merritt, et al., was filed on December 11, 2013 on behalf of the Company in the District Court of Harris County, Texas, naming certain of the Company’s current and former officers and directors as defendants and naming the Company as a nominal defendant. The complaint alleges breaches of fiduciary duty including the dissemination of false and misleading statements, failure to maintain internal controls, and insider selling and misappropriation of information, unjust enrichment, abuse of control, and gross mismanagement.

Related Party Transactions

In fiscal year 2013, there were no transactions nor are there any currently-proposed transactions, where we were, are or will be a participant and in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our common stock, or persons or entities affiliated with them, has or will have a direct or indirect material interest.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted a written policy for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $50,000 and one of our executive officers, directors, director nominees, any officer of the Company at or above the rank of senior vice president or beneficial holders of more than 5% of our capital stock (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Audit Committee. Additionally, in the case of beneficial holders of more than 5% of our capital stock, we will solicit this information via an annual questionnaire. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. In approving or rejecting such proposed transactions, the Audit Committee will be required to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. The Audit Committee in some circumstances may engage a third party to assist the Audit Committee in its review of such relationships. Our Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. The Company shall not enter into a related person transaction unless the transaction is first reviewed and approved by the disinterested members of the Audit Committee or, if necessary to reach a decision, a majority of the disinterested members of the Board of Directors. Any related person transactions that are ongoing in nature will be reviewed at least annually and the Audit Committee may establish guidelines for our management to follow in the course of its ongoing dealings with the related person. Any substantive change to the terms of a related person transaction shall require the same review and approval as would be required for a new related person transaction.

Our Board of Directors has also adopted a written policy under which no immediate family member of a director, the President and Chief Executive Officer, or any officer of the Company holding the position of senior vice president or higher shall be hired as a director, officer, employee or consultant to the Company until the employment arrangement is approved by the disinterested members of our Audit Committee or, if necessary to reach a decision, a majority of the disinterested members of the Board of Directors. A copy of our related person transaction policy and Audit Committee charter is available on the Investor Relations section of our website at www.francescas.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and reports of changes in ownership of our equity securities. These persons are required by SEC regulations to furnish us with copies of all of these reports that they file. To our knowledge, based solely on our review of the copies of such reports, including any amendments thereto, furnished to us and written responses to annual directors’ and officers’ questionnaires that no other reports were required, all Section 16(a) reports required to be filed during fiscal 2013 were timely filed, with the exception of a Form 4 reporting a stock option grant to Mr. Kunes, which was filed four days after the due date, to report an award of stock options granted under the 2011 Plan in connection with his appointment as member of our Board of Directors.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors assists the Board of Directors in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Audit Committee’s charter. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.

In the performance of its oversight function, the Audit Committee reviewed and discussed our audited consolidated financial statements for the fiscal year ended February 1, 2014 with management and with our independent registered public accounting firm. In addition, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by the Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accounting firm’s communications with the Audit Committee concerning independence and has discussed with our independent registered public accounting firm that firm’s independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions with management and our independent registered public accounting firm described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended February 1, 2014 filed with the SEC.

Audit Committee of the Board of Directors

Richard Kunes (Chair)
Patricia Bender
Richard Emmett
Laurie Ann Goldman
Marie Toulantis

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

AUDIT INFORMATION

Independent Registered Public Accounting Firm Fees

The Audit Committee appointed E&Y as our independent registered public accounting firm for the fiscal years ended February 1, 2014 and February 2, 2013. The table below shows the aggregate fees for services rendered by E&Y for each of these periods.

	Fiscal year ended
	February 1, 2014	February 2, 2013
Audit Fees(1)	$724,770	$772,204
Audit-Related Fees(2)	$16,000	$21,000
Tax Fees	$—	$—
All Other Fees	$—	$—
Total	$740,770	$793,204

(1)	Audit fees represent fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly filings, services rendered in connection with our Forms S-1 and S-3 related to our follow-on public offering and services that are normally provided by E&Y in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees represent fees related to the audit of our 401(k) plan.

Audit Committee Pre-Approval Policies and Procedures

Under its charter, the Audit Committee must pre-approve all audit, audit-related, tax and other permissible non-audit services proposed to be performed by the Company’s independent registered public accounting firm. The Audit Committee is not authorized to delegate the pre-approval of permitted non-audit services. The Audit Committee approved all audit and non-audit services provided by our independent registered public accounting firm during the fiscal years ended February 1, 2014 and February 2, 2013.

ELECTION OF DIRECTORS
(Proposal No. 1)

Nominees for Election

Our Board of Directors is currently comprised of nine members. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated each of Mr. Greg Brenneman, Mr. Neill Davis and Ms. Laurie Ann Goldman for election to our Board of Directors as Class III directors, each to serve a term of three years expiring at our 2017 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified. Each of Mr. Brenneman, Mr. Davis and Ms. Goldman are currently directors of the Company. Mr. Davis also currently serves as our Chief Executive Officer. See “Board of Directors and Executive Officers” for the biographical information for each of the members of our Board of Directors.

In recommending director nominees for selection by our Board of Directors, the Nominating and Corporate Governance Committee considers a number of factors, which are described in more detail above under “Board of Directors and Corporate Governance — Director Nomination Process.” In considering these factors, the Nominating and Corporate Governance Committee and our Board of Directors consider the fit of each individual’s skills with those of other directors to build a Board of Directors that is effective, collegial and responsive to the needs of our Company.

The nominees for election have each consented to be named in this Proxy Statement and to serve as directors if elected. If any of the nominees becomes unable, for any reason, or unwilling for good cause (which is not anticipated) to serve as director, there will be a vacancy on our Board of Directors unless our Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

Plurality Voting Standard

Our Bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, once a quorum has been established, the three nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected as directors to serve until the 2017 annual meeting of stockholders and until their successors are duly elected and qualified. Votes withheld shall have no legal effect. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the three nominees named in this Proxy Statement.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote FOR each of the three nominees for director.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2)

The Audit Committee has appointed E&Y to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2015. The Company is not required by its Bylaws or applicable law to submit the appointment of E&Y for stockholder approval. However, as a matter of good corporate governance, the Board of Directors has determined to submit the Audit Committee’s appointment of E&Y as our independent registered public accounting firm to stockholders for ratification. If stockholders do not ratify the appointment of E&Y, the Audit Committee may consider the appointment of another independent registered public accounting firm. In addition, even if stockholders ratify the Audit Committee’s selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our stockholders.

A representative of E&Y is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to answer appropriate questions.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote FOR ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2015.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any postponement or adjournment thereof and is voted upon, the proxyholders named in the proxies solicited by the Board of Directors will have the authority to vote all proxies received with respect to such matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board of Directors.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

Requirements for Proposals to be Considered for Inclusion in Proxy Materials.  Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2015 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the Company’s proxy statement, stockholder proposals must be received no later than December 19, 2014 and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in the Company’s proxy materials. If we change the date of the 2015 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2015 annual meeting of stockholders. Proposals should be sent to the attention of the Corporate Secretary at 8760 Clay Road, Houston, Texas 77080 or by facsimile at 713-426-0422.

Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates.  Stockholders who wish to nominate persons for election to the Board of Directors at the 2015 annual meeting of stockholders or who wish to present a proposal at the 2015 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials the Company distributes for such meeting, must deliver written notice of the nomination or proposal to the Company’s Corporate Secretary no earlier than January 6, 2015 and no later than 5:00 p.m., Central time, on February 5, 2015 (provided, however, that if the 2015 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of this year’s meeting, nominations and proposals must be received no earlier than the 150th day prior to the date of the 2015 annual meeting of stockholders and no later than 5:00 p.m., Central time, on the 120th day prior to the date of the 2015 annual meeting of stockholders or, if the first public announcement of the date of the 2015 annual meeting is less than 100 days prior to the date of the 2015 annual meeting, the 10th day following the day on which public announcement of the date of the 2015 annual meeting of stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in Section 1.12 of our Bylaws. If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2015 annual meeting of stockholders. A stockholder’s written notice should be sent to the attention of the Corporate Secretary at 8760 Clay Road, Houston, Texas 77008.

ANNUAL REPORT TO STOCKHOLDERS

Our 2013 Annual Report has been posted, and is available without charge, on our corporate website at www.francescas.com. For stockholders receiving a Notice, such Notice will contain instructions on how to request a printed copy of our 2013 Annual Report. For stockholders receiving a printed copy of this Proxy Statement, a copy of our 2013 Annual Report has also been provided to you. In addition, we will provide, without charge, a copy of our 2013 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any stockholder of record or beneficial owner of our common stock. Requests can be made by writing to Corporate Secretary at 8760 Clay Road, Houston, Texas 77080.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and the 2013 Annual Report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are a stockholder of record and eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Proxy Statement and the 2013 Annual Report, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Services, Inc. either by calling toll free at (800) 542-1061 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you participate in householding and wish to receive a separate copy of this Proxy Statement and the 2013 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above.

If your shares are held in street name through a broker, bank or other nominee, please contact your broker, bank or other nominee directly if you have questions, require additional copies of this Proxy Statement or the 2013 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of the Company’s common stock sharing an address.

ALL STOCKHOLDERS ARE URGED TO VOTE IN PERSON OR TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

By Order of the Board of Directors,

Houston, Texas April 18, 2014	Kal Malik Secretary

FRANCESCA'S HOLDINGS CORPORATION
C/O FRANCESCA'S COLLECTIONS INC.
8760 CLAY ROAD
HOUSTON, TX 77080

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M73124-P51171 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

FRANCESCA'S HOLDINGS CORPORATION

The Board of Directors recommends you vote FOR ALL the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Mr. Greg Brenneman
02) Mr. Neill Davis
03) Ms. Laurie Ann Goldman

The Board of Directors recommends you vote FOR the following proposal:

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date